Exhibit 10.46

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 21, 2006

between

SINCLAIR TELEVISION GROUP, INC.

The GUARANTORS Party Hereto

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

WACHOVIA BANK, NATIONAL ASSOCIATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Syndication Agents

BNP PARIBAS

and

THE ROYAL BANK OF SCOTLAND PLC

as Documentation Agents

i

SCHEDULE 1.01(a)	—	Designated SBG Subsidiaries
SCHEDULE 1.01(b)	—	Commitments
SCHEDULE 1.01(c)	—	Existing Senior Subordinated Note Indentures
SCHEDULE 1.01(d)	—	Unrestricted Subsidiaries
SCHEDULE 1.03	—	Owned and Contract Stations
SCHEDULE 4.01	—	Organization; Powers
SCHEDULE 4.06(a)	—	Litigation
SCHEDULE 4.06(b)	—	Environmental Matters
SCHEDULE 4.13(a)	—	Material Indebtedness
SCHEDULE 4.13(b)	—	Liens
SCHEDULE 4.14(a)	—	Subsidiaries
SCHEDULE 4.14(b)	—	Investments
SCHEDULE 4.15	—	Broadcast Licenses
SCHEDULE 7.01(b)	—	Existing Indebtedness
SCHEDULE 7.04	—	Approved Acquisitions
SCHEDULE 7.05	—	Approved Dispositions
SCHEDULE 7.10	—	Restrictive Agreements

EXHIBIT A	—	Form of Security Agreement
EXHIBIT B-1	—	Form of Borrower Subsidiary Guarantor Assumption Agreement
EXHIBIT B-2	—	Form of SBG Subsidiary Guarantor Assumption Agreement
EXHIBIT C	—	Form of Assignment and Assumption
EXHIBIT D	—	Form of Consent and Agreement
EXHIBIT E-1	—	Form of Opinion of Counsel to the Obligors
EXHIBIT E-2	—	Form of Opinion of Special FCC Counsel to the Obligors
EXHIBIT F	—	Form of Opinion of Special New York Counsel to JPMCB
EXHIBIT G	—	Form of Lender Addendum

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 21, 2006 between SINCLAIR TELEVISION GROUP, INC., the GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower, the Holding Company and the Subsidiary Guarantors are parties to the Second Amended and Restated Credit Agreement dated as of May 12, 2005 (as heretofore modified and supplemented and in effect on the date hereof, the “Existing Credit Agreement”) with several banks and other financial institutions or entities parties as lenders thereto and JPMorgan Chase Bank, N.A., as administrative agent.  The parties to the Existing Credit Agreement have agreed to amend the Existing Credit Agreement in certain respects and to restate the Existing Credit Agreement as so amended as provided in this Agreement (and, in that connection, certain lenders not currently party to the Existing Credit Agreement shall become a party as lenders hereunder), effective upon the satisfaction of certain conditions precedent set forth in Section 5.01.  Accordingly, the parties hereto agree that on the Third Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisitions” means the Approved Acquisitions and the Other Acquisitions.

“Additional Subordinated Notes” has the meaning assigned to such term in Section 7.01(c).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

Schedule 7.10 to Third Amended and Restated Credit Agreement

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries and the Borrower and its Subsidiaries shall not be deemed to be Affiliates of each other.

“Aggregate Consideration” means, in connection with any Acquisition, the aggregate consideration, in whatever form (including cash payments, the principal amount of promissory notes and Indebtedness assumed, the aggregate amounts payable to acquire, extend and exercise any option, the aggregate amount payable under non-competition agreements and management agreements, and the fair market value of other property delivered) paid, delivered or assumed by the Borrower and its Subsidiaries for such Acquisition.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means (a) with respect to any Revolving Lender for purposes of Section 2.01(d) or 2.04 or in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Swing Line Lender or the Issuing Lender under this Agreement, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments or Loans of each of the Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of each of the Classes hereunder.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan (including any Swing Line Loan), Eurodollar Revolving Loan, ABR Tranche A Term Loan, Eurodollar Tranche A Term Loan, ABR Tranche A-1 Term Loan or Eurodollar Tranche A-1 Term Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving ABR Spread”, “Revolving Eurodollar Spread”, “Tranche A ABR Spread”, “Tranche A Eurodollar Spread”, “Tranche A-1 ABR Spread”, “Tranche A-1 Eurodollar Spread” or “Commitment Fee Rate”, respectively, based upon the Total Indebtedness Ratio as of the most recent determination date; provided that, notwithstanding anything herein to the contrary, during any period that a Post-Default Condition shall have occurred and be continuing, the Applicable Rate with respect to any ABR Revolving Loan, Eurodollar Revolving Loan, ABR Tranche A Term Loan, Eurodollar

Tranche A Term Loan, ABR Tranche A-1 Term Loan or Eurodollar Tranche A-1 Term Loan, as the case may be, shall be the highest rate set forth below under the caption “Revolving ABR Spread”, “Revolving Eurodollar Spread”, “Tranche A ABR Spread”, “Tranche A Eurodollar Spread”, “Tranche A-1 ABR Spread” or “Tranche A-1 Eurodollar Spread”, respectively:

Total Indebtedness Ratio:	Revolving ABR Spread (%)	Revolving Eurodollar Spread (%)	Tranche A ABR Spread (%)	Tranche A Eurodollar Spread (%)	Tranche A-1 ABR Spread (%)	Tranche A-1 Eurodollar Spread (%)	Commitment Fee Rate (%)
Level I: Greater than or equal to 6.00 to 1	0.25	1.25	0.25	1.25	0.25	1.25	0.375
Level II: Less than 6.00 to 1 and greater than or equal to 5.50 to 1	0	1.00	0	1.00	0.25	1.25	0.375
Level III: Less than 5.50 to 1 and greater than or equal to 5.00 to 1	0	0.875	0	0.875	0.25	1.25	0.25
Level IV Less than 5.00 to 1	0	0.75	0	0.75	0	1.00	0.25

For purposes of the foregoing (but subject to the proviso above), (A) the Total Indebtedness Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) (and as set forth in the related certificate of a Financial Officer delivered pursuant to Section 6.01(c)) and (B) each change in the Applicable Rate resulting from a change in the Total Indebtedness Ratio shall be effective on the date three Business Days after the receipt by the Administrative Agent of such certificate and shall remain effective until the effective date of the next such change; provided that, notwithstanding the foregoing, the Applicable Rate shall not as a consequence of this proviso be reduced for any period during which an Event of Default shall have occurred and be continuing.  Notwithstanding the foregoing, the Applicable Rate with respect to any Incremental Loan and any Incremental Loan Commitment means the rate per annum for such Incremental Loan and Incremental Loan Commitment agreed to by the Borrower and the respective Incremental Lender in the related Incremental Loan Amendment.  As of the Third Restatement Effective Date, the Applicable Rate falls within Level IV.

“Approved Acquisitions” means the acquisitions identified in Schedule 7.04.

“Approved Dispositions” means the dispositions identified in Schedule 7.05.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Average Life to Maturity” means, as at any day with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such day to the date or dates of each successive principal or redemption payment of such Indebtedness multiplied by (ii) the amount of each such principal or redemption payment by (b) the sum of all such principal or redemption payments.  The Average Life to Maturity of commitment reductions shall be determined in like manner as if the relevant commitments were at all times fully drawn.

“BCF Percentage” means, at any date, the ratio, expressed as a percentage, obtained by dividing (a) the portion of Broadcast Cash Flow attributable to Contract Stations for the twelve month period ending on, or most recently ended prior to such date by (b) Broadcast Cash Flow for such period.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Sinclair Television Group, Inc., a Maryland corporation.

“Borrower Subsidiary Guarantor Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B-1 (or other instrument satisfactory to the Administrative Agent) by a Subsidiary of the Borrower that, pursuant to Section 6.09, is required to become a “Subsidiary Guarantor” hereunder.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Broadcast Cash Flow” means, for any period, the sum of EBITDA plus Corporate Expense for such period; provided that, for the purposes of the definition of “Unrestricted Subsidiary”, Broadcast Cash Flow shall refer to EBITDA and Corporate Expense as if each reference therein to Borrower and its Subsidiaries included Unrestricted Subsidiaries.

“Broadcast Licenses” means (a) the licenses, permits, authorizations or certificates to construct, own or operate the Stations granted by the FCC, and all extensions, additions and renewals thereto or thereof, and (b) the licenses, permits, authorizations or certificates which are necessary to construct, own or operate the Stations granted by administrative law courts or any state, county, city, town, village or other local government authority, and all extensions, additions and renewals thereto or thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP, but excluding any such expenditures made as part of any Acquisition.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swing Line Loans, Tranche A Term Loans, Tranche A-1 Term Loans, Incremental Revolving Loans or Incremental

Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Tranche A-1 Term Loan Commitment, an Incremental Revolving Commitment or an Incremental Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Account” has the meaning assigned to such term in Section 4.01 of the Security Agreement.

“Commitment” means a Revolving Commitment, a Tranche A-1 Term Loan Commitment, an Incremental Revolving Commitment or an Incremental Term Loan Commitment, or any combination thereof (as the context requires).

“Confidential Information Memorandum” means the Confidential Information Memorandum dated November 2006 with respect to the syndication of the credit facilities provided herein.

“Consent and Agreement” means a Consent and Agreement substantially in the form of Exhibit D.

“Contract Station” means (a) each television or radio station identified as such in Schedule 1.03, (b) each television or radio station that is the subject of an acquisition referred to in clause (b) of the definition of “Other Acquisition” in this Section consummated by the Borrower or any Subsidiary on or after the date hereof and (c) any television or radio station with which the Borrower or any Subsidiary has entered into any Program Services Agreement, Outsourcing Agreement or other similar agreement on or after the date hereof, in each case until such time, if any, as the Borrower or any Subsidiary acquires the Broadcast License of such television or radio station and such station becomes an Owned Station.

“Contractual Obligations” of any Person means any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, in any event, any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Expense” means, for any period, (a) all general and administrative expenses of the Borrower (including all general and administrative expenses of the Holding Company in respect of the Borrower) for such period and (b) without duplication, Holding

Company Corporate Expense but only to the extent exceeding $15,000,000 in the aggregate for any period of twelve consecutive full calendar months.

“Cunningham” means Cunningham Broadcasting Corporation, a Maryland corporation.

“Cunningham Options” means options for the purchase of all of the issued and outstanding voting and non-voting stock of Cunningham.

“Debt Service” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) all scheduled payments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations, but excluding any optional or mandatory prepayments) scheduled to be made during such period plus (b) all Interest Expense for such period plus (c) fees and other expenses payable in connection with this Agreement for such period (excluding such fees and expenses constituting transaction costs payable on the Third Restatement Effective Date, but including agency fees).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated SBG Subsidiary” means (a) each Subsidiary of the Holding Company listed on Schedule 1.01(a) and (b) each other Subsidiary of the Holding Company that is designated as a “Designated SBG Subsidiary” after the date hereof pursuant to Section 6.10(a), in each case so long as such Subsidiary remains a Designated SBG Subsidiary hereunder.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person other than any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following for such period (subject to Section 1.05(d)):  (a) net income for such period; plus (b) the sum of, to the extent deducted in determining net income for such period, (i) provision for taxes, (ii) depreciation and amortization (including film amortization), (iii) Interest Expense, (iv) Permitted Termination Payments (or to the extent the same shall be included in determining Corporate Expense pursuant to clause (c)(ii) below for such period), (v) Restricted Payments made by the Borrower and its Subsidiaries as permitted by Section 7.08 (or to the extent the same shall be included in determining Corporate Expense pursuant to clause (c)(ii) below for such period), (vi) extraordinary losses (including non-cash losses on sales of property outside the ordinary course of business of the Borrower and its Subsidiaries) and (vii) all other non-cash charges (including non-cash losses on derivative transactions);

minus (c) the sum of, to the extent included in net income for such period, (i) non-cash revenues, (ii) Corporate Expense (but only to the extent already not deducted in determining net income for such period), (iii) interest and other income, (iv) extraordinary gains (including non-cash gains on sales of assets outside the ordinary course of business), (v) benefit from taxes and (vi) non-cash gains on derivative transactions; minus (d) Film Cash Payments made or scheduled to be made during such period.

“EBITDA Percentage” means, as of the date of the consummation of any sale, disposition or exchange of assets (or Capital Stock) contemplated by  Section 7.05(c), the ratio, expressed as a percentage, obtained by dividing (a) the portion of EBITDA attributable to such assets (or Capital Stock) for the twelve month period ending on, or most recently ended prior to, such date by (b) EBITDA for such period.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Third Restatement Effective Date of (i) any Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock (other than any warrants or options relating to Capital Stock of the Borrower issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any Capital Stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an ownership interest (or the right to obtain any ownership interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Third Restatement Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary of the Borrower, (y) any capital contribution by the Borrower or any Wholly Owned Subsidiary of the Borrower to any Subsidiary of the Borrower or (z) any split-up, revision, reclassification or other like change of any outstanding Capital Stock.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class of, or of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (including Unrestricted Subsidiaries and whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excluded Non-Media Subsidiary” means, at any time, a Non-Media Subsidiary of the Borrower or the Holding Company which at such time is not required to be a Subsidiary Guarantor or an Obligor pursuant to the last paragraph of Section 6.09(a) or the last paragraph of Section 6.10(b), respectively.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any

Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Existing Credit Agreement” has the meaning assigned to such term in the second paragraph of this Agreement.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.04(a).

“Existing Revolving Loans” means the Revolving Loans (as defined in the Existing Credit Agreement) made thereunder and outstanding as of the Third Restatement Effective Date.

“Existing Senior Subordinated Indebtedness” means the Indebtedness evidenced or provided by the Existing Senior Subordinated Note Indentures (including the senior subordinated notes issued by the Borrower from time to time thereunder and the Guarantees of such Indebtedness provided by any Subsidiary Guarantor thereunder).

“Existing Senior Subordinated Note Indentures” means the indentures in effect on the Third Restatement Effective Date and described in Schedule 1.01(c).

“Existing Tranche A Term Loans” means the Tranche A Term Loans (as defined in the Existing Credit Agreement) made thereunder and outstanding as of the Third Restatement Effective Date.

“FCC” means the Federal Communications Commission or any governmental authority substituted therefor.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Film Cash Payments” means, for any period, the sum (determined on a consolidated basis and without duplication) of all payments by the Borrower and its Subsidiaries made or scheduled to be made during such period in respect of Film Obligations; provided that amounts applied to the prepayment of Film Obligations owing under any contract evidencing a Film Obligation under which the amount owed by the Borrower or any of its Subsidiaries exceeds the remaining value of such contract to the Borrower or such Subsidiary, as reasonably determined by the Borrower shall not be deemed to be Film Cash Payments.

“Film Obligations” means obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films, and similar assets used in connection with the business and operations of the Borrower and its Subsidiaries.

“FIN 46” means Interpretation No. 46, “Consolidation of Variable Interest Entities”, issued by FASB, as amended from time to time.

“Final FCC Order” means an order of the FCC that is no longer subject to reconsideration or review by the FCC or by any court or administrative body.

“Financial Officer” means the chief financial officer or treasurer of the Borrower or the Holding Company, as applicable.

“Fixed Charges Ratio” means, as at any date, the ratio of (a) EBITDA for the period of the four fiscal quarters ending on or most recently ended prior to such date to (b) the sum for such period of (i) Debt Service plus (ii) Capital Expenditures (but excluding Capital Expenditures relating to the implementation of digital television) except to the extent financed through Capital Lease Obligations permitted under clause (b), (h) or (k) of Section 7.01 plus (iii) the aggregate amount of Federal and state income taxes paid by the Borrower and its Subsidiaries (excluding any such taxes resulting from gains on the sale of any property), net of refunds, during such period plus (iv) Restricted Payments made as permitted by Section 7.08(d) during such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) any Program Services Agreement or any obligations thereunder.

“Guarantee Assumption Agreement” means a Borrower Subsidiary Guarantor Assumption Agreement or a SBG Subsidiary Guarantor Assumption Agreement, as applicable.

“Guaranteed Obligations” has the meaning assigned to such term in Section 3.01.

“Guarantors” means, collectively, (a) the Holding Company, (b) the Subsidiary Guarantors and (c) each other Subsidiary of the Holding Company that becomes a “Guarantor” after the date hereof pursuant to Section 6.09 or Section 6.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any swap agreement, cap agreement, collar agreement, put or call, futures contract, forward contract or similar agreement or arrangement entered into to protect against or mitigate the effect of fluctuations in the price of the Borrower’s publicly issued common stock or in interest rates, foreign exchange rates or prices of commodities used in the business of the Borrower and its Subsidiaries and any master agreement relating to any of the foregoing.

“Holding Company” means Sinclair Broadcast Group, Inc., a Maryland corporation.

“Holding Company Corporate Expense” means, for any period, all general and administrative expenses of the Holding Company funded by dividends pursuant to Section 7.08(c) or by management fees or royalty fee payments from the Borrower or any of its Subsidiaries to the Holding Company (excluding all such expenses in respect of the Borrower and its Subsidiaries) for such period.

“Immaterial Broadcast Licenses” means (a) Broadcast Licenses (other than main transmitter licenses, auxiliary transmitter licenses (to the extent in existence on the date hereof and necessary for the continued operation of the Stations) and studio transmitter links (to the extent necessary for the continued operation of the Stations), in each case granted by the FCC, and extensions and renewals thereto or thereof) the absence of which individually or together could not have a Material Adverse Effect and (b) either a paired digital channel or a paired analog channel (but not both) which is returned to the FCC pursuant to the FCC’s plan for transition to digital television broadcasting.

“Incremental Lender” means a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Incremental Loan” means an Incremental Revolving Loan or an Incremental Term Loan.

“Incremental Loan Amendment” means any amendment to this Agreement pursuant to which Incremental Loan Commitments of any Series are established pursuant to Section 2.01(c).

“Incremental Loan Commitment” means an Incremental Revolving Commitment or an Incremental Term Loan Commitment.  The aggregate amount of the Incremental Loan Commitments on the Third Restatement Effective Date is zero and at any time thereafter shall not exceed $500,000,000.

“Incremental Revolving Commitment” means, with respect to each Incremental Lender of any Series, the commitment, if any, of such Lender to make Incremental Revolving Loans of such Series hereunder.  The initial amount of each Lender’s Incremental Revolving Commitment of any Series will be specified in the Incremental Loan Amendment for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Revolving Commitment of such Series.

“Incremental Revolving Loan” has the meaning assigned to such term in Section 2.01(c).

“Incremental Revolving Maturity Date” means, with respect to the Incremental Revolving Loans of any Series, the maturity date for such Incremental Revolving Loans of such Series as specified in the Incremental Loan Amendment for such Series.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.01(c).

“Incremental Term Loan Commitment” means, with respect to each Incremental Lender of any Series, the commitment, if any, of such Lender to make Incremental Term Loans of such Series hereunder.  The initial amount of each Lender’s Incremental Term Loan Commitment of any Series will be specified in the Incremental Loan Amendment for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Term Loan Commitment of such Series.

“Incremental Term Loan Maturity Date” means, with respect to the Incremental Term Loans of any Series, the maturity date for such Incremental Term Loans of such Series as specified in the Incremental Loan Amendment for such Series.

“Incremental Term Loan Principal Payment Date” means, for each Series of Incremental Term Loans, the date or dates for repayment of such Incremental Term Loans as specified in the Incremental Loan Amendment for such Series.

“Indebtedness” means of any Person (without duplication): (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others guaranteed by such Person; (g) if the Aggregate Consideration payable by such Person to extend and exercise any option acquired in connection with any Other Acquisition (an “Extension and Exercise Price”) exceeds 20% of the Aggregate Consideration payable in connection with such Other Acquisition, such Extension and Exercise Price; (h) any Put Obligations, but only to the extent that such Put Obligations (other than the Put Obligations in existence on the Third Restatement Effective Date relating to WNAB-TV (Nashville, Tennessee)), whether arising under the same or different agreements, exceeding $25,000,000 in the aggregate shall not have been approved by the Administrative Agent (such approval not to be unreasonably withheld) prior to the incurrence thereof; and (i) obligations of such Person in respect of surety and appeals bonds or performance bonds or other similar obligations; provided that the term “Indebtedness” shall not include (i) Film Obligations of such Person, (ii) obligations of such Person under any Program Services Agreement, Outsourcing Agreement or other similar agreement, (iii) any liability shown on such Person’s balance sheet in respect of the fair value of Interest Rate Protection Agreements, (iv) any Put Obligations (other than those Put Obligations included as “Indebtedness” under clause (h) of this definition) and (v) any liability shown on the balance sheet of such Person solely as a result of the application of FIN 46 and for which such Person is not primarily or contingently liable for payment.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial FCC Order” means an order of the FCC that is not a Final FCC Order.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period) minus (c) all cash interest income received during such period; provided that in no event shall the term “Interest Expense” for any period include, to the extent included in interest expense in accordance with GAAP, (i) the amortization of deferred financing fees during such period, (ii) the amortization during such period to interest expense of losses on previously terminated or modified Interest Rate Protection Agreements and (iii) gains or losses from the extinguishment of debt.  Any reference herein to calculating Interest Expense for any period on a “pro forma” basis means that, for purposes of the clause (a) above, (i) the Indebtedness on the basis of which Interest Expense is so calculated shall mean Indebtedness outstanding as of the relevant date of calculation after giving effect to any repayments and any incurrence of Indebtedness on such date and (ii) such calculation shall be made applying the respective rates of interest in effect for such Indebtedness on such date.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than Swing Line Loans), each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swing Line Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means a Hedging Agreement providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investment” means, for any Person, (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of programming or advertising time by such Person in the ordinary course of business or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Lender” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(j).  The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Addendum” means, with respect to any Lender, a Lender Addendum substantially in the form of Exhibit G, executed by such Lender and delivered pursuant to Section 5.01(a).

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any Person (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans, any other fund or trust or entity that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 1.01(b), the Incremental Lenders (if any) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  The Administrative Agent will furnish a copy of such Page 3750 or other documentation evidencing the contents thereof to the Borrower upon its request.

“License Subsidiaries” means (a) with respect to each Station that is an Owned Station on the date hereof, the Subsidiary of the Borrower listed on Schedule 1.03 as the holder of the Broadcast Licenses for such Owned Station and (b) with respect to any Owned Station hereafter acquired by the Borrower or any of its Subsidiaries, the Subsidiary of the Borrower formed, created, or acquired after the date hereof that holds the Broadcast Licenses for such Owned Station, and in each case any other Subsidiary into which any such License Subsidiary may be merged pursuant to Section 7.03.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the promissory notes (if any) issued pursuant to Section 2.08(g), the Letter of Credit Documents, the Guarantee Assumption Agreements (if any), each Consent and Agreement and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01, and shall include Incremental Loans unless the context otherwise requires.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material Third-Party Licensee” means any Person holding a Broadcast License for one or more Contract Stations for which the Broadcast Cash Flow attributable to such Stations, either individually or in the aggregate, for the most recent twelve month period is equal to or greater than three percent of the Broadcast Cash Flow for such period.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” means (a) in the case of any Disposition, an amount (not less than zero) equal to the amount of Net Cash Payments received by the Borrower and its Subsidiaries in connection with such Disposition and (b) in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect thereof, net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith.

“Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments (including all cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) received by the Borrower or its Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority not later than twelve months after the date of such Disposition) and (b) Net Cash Payments shall be net of any repayments by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the Disposition of such property.

“Non-Media Subsidiary” means any direct or indirect Subsidiary of the Borrower or the Holding Company that is not engaged in, and does derive any income from, any of the businesses or activities described in clauses (a), (b) and/or (c) of Section 7.06.

“Non-Recourse Indebtedness” means Indebtedness (a) as to which neither the Borrower nor any Subsidiary (other than any Unrestricted Subsidiary) is directly or indirectly liable (by virtue of the Borrower or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any other Indebtedness of the Borrower or any Subsidiary (other than any Unrestricted Subsidiary) to declare, a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note Indentures” means, collectively, the Senior Subordinated Note Indentures and the Senior Note Indentures.

“Obligors” means, collectively, (a) the Borrower, (b) the Holding Company and (c) each other Guarantor.

“Operating Subsidiary” has the meaning assigned to such term in Section 7.14(a).

“Other Acquisition” means (a) the acquisition by the Borrower or any of its Subsidiaries in accordance with the terms hereof of substantially all of the assets (including Broadcast Licenses) of (i) a television or radio station in the United States in a single transaction (i.e., not by means of the acquisition of an option for such assets and the subsequent exercise of such option) or (ii) any business engaged in an activity permitted under Section 7.06, (b) (i) the acquisition by the Borrower or any of its Subsidiaries in accordance with the terms hereof of (x) substantially all of the assets (other than Broadcast Licenses and other property required pursuant to the rules and regulations of the FCC to be sold in connection with the transfer of such Broadcast Licenses) of a television or radio station in the United States and (y) an option to acquire the Broadcast Licenses and such other assets of such television or radio station and (ii) the entering into by the Borrower or any of its Subsidiaries of an agreement contemplated by clause (b) of the definition of “Program Services Agreement” in this Section with respect to such station, (c) the consummation of the acquisition of assets by the Borrower or any of its Subsidiaries pursuant to the exercise of an option referred to in the preceding clause (b)(i)(y), together with the termination of the related Program Services Agreement referred to in the preceding clause (b)(ii), and (d) the acquisition of assets or Capital Stock of any Person pursuant to an exchange permitted by Section 7.05(c); provided that the term “Other Acquisition” shall not include any Approved Acquisition.  As used in this definition, the acquisition of assets shall be deemed to include reference to the acquisition of the voting Capital Stock of the Person that owns such assets and references to the acquisition and exercise of an option to acquire assets shall be deemed to include the acquisition and exercise of the option to acquire voting Capital Stock of the Person that owns such assets.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outsourcing Agreements” means (a) any agreement to which the Borrower or any of its Subsidiaries is a party which provides for the Borrower or any of its Subsidiaries to deliver or receive non-programming related management and/or consulting services of any television station, and (b) any put or option agreement entered into in connection with any agreement referred to in clause (a) above that provides for the Borrower or any of its Subsidiaries to acquire or sell the license or non-license assets of the related television station.

“Owned Station” means (a) each television or radio station identified as such in Schedule 1.03 and (b) any television or radio station the Broadcast Licenses of which are owned or held by the Borrower or any of its Subsidiaries on or after the date hereof.

“Passive BCF Percentage” means, as at any date, the ratio, expressed as a percentage, obtained by dividing (a) the portion of Broadcast Cash Flow attributable to all Passive Stations for the twelve month period ending on, or most recently ended prior to, such date by (b) Broadcast Cash Flow for such period.

“Passive LMA” means a local marketing agreement, time brokerage agreement, program services agreement or similar agreement (but excluding any Outsourcing Agreement or other similar agreement) providing for any Person other than the Borrower or any of its Subsidiaries to program or sell advertising time on all or any portion of the broadcast time of any Station.

“Passive Station” means a Station that is the subject of a Passive LMA.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means, for any Person: (a) direct obligations of the United States of America, or of any agency (which shall include, but not be limited to, Export-Import Bank of the United States, Farmers Home Administration, Federal Housing Administration, General Services Administration, and Government National Mortgage Association) or instrumentality (which shall include, but not be limited to, The Federal National Mortgage Association, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Federal Land Banks, Federal Intermediate Credit Banks, Banks for Cooperative and the Farm Credit System, and The Student Loan Marketing Association) thereof, or obligations guaranteed or insured as to principal and interest by the United States of America, or any agency or instrumentality thereof, in either case maturing not more than 90 days from the date of acquisition thereof by such Person; (b) domestic and Eurodollar time deposits, overnight deposits, certificates of deposit and bankers acceptances issued or guaranteed by entities rated A-2 or better by S&P or P-2 or better by Moody’s, maintained at or issued by any office or branch of any bank or trust company organized or licensed under the laws of the United States of America or any State thereof which bank or trust company has capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof by such Person; (c) commercial paper, auction rate notes and commercial paper master notes issued or guaranteed by entities rated A-2 or better by S&P or P-2 or better by Moody’s, maturing not more than 90 days from the acquisition thereof by such Person (provided that a security without its own rating will be considered to be rated and to have the same rating as any debt obligation that is issued by the same issuer which is comparable in priority, maturity and security to the subject security or, if it is guaranteed by another issuer, to be rated and to have the same rating as any debt obligation that is issued by the guarantor which is comparable in priority, security, and maturity to the subject security); (d) tax-exempt commercial paper or variable rate tax exempt demand notes, rated A-1 or better by S&P or MIG1/VMIG1 or better by Moody’s, maturing not more than 90 days from the acquisition thereof by such Person; (e) fully collateralized repurchase agreements with a term of not more than 30 days entered into with any bank qualifying under clause (b) above, any broker-dealer subsidiary or affiliate of any such bank or any Primary Dealer of United States Government securities and relating to: (i) marketable direct obligations issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof listed in clause (a) above; (ii) securities issued by The Federal National Mortgage Association, Federal Farm Credit Banks, Federal Home Loan Banks or The Student Loan Marketing Association or other entities listed in clause (a) above; or (iii) mortgage-backed securities issued by The Federal National Mortgage Association or The Federal Home Loan Mortgage Corporation or issued or guaranteed by the Government National Mortgage Association or other entities listed in clause (a) above; and (f) money market mutual funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Reinvestment” means (a) an acquisition permitted under Section 7.04(e), (b) Capital Expenditures or (c) an Investment permitted under Section 7.07.

“Permitted Termination Payments” has the meaning assigned to such term in Section 7.15.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Condition” means (a) the failure by the Borrower to pay when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) any principal amount of any Loan or in respect of any LC Exposure, (b) the failure by the Borrower to pay when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) any other amount payable by the Borrower hereunder for more than three Business Days or (c) the existence of any Event of Default under clauses (d) or (e) of Article VIII.

“Post-Default Rate” means a rate per annum equal to the Alternate Base Rate as in effect from time to time plus the Applicable Rate plus 2%; provided that, as applied to principal of a Eurodollar Loan, the “Post-Default Rate” shall be the interest rate for such Eurodollar Loan as provided in Section 2.11(b) plus 2%.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Program Services Agreements” means any agreement having a term of not less than three years with an option to extend such term for an additional three years or more entered into by the Borrower or any of its Subsidiaries (other than License Subsidiaries) in accordance with Section 7.15 relating to a Contract Station, pursuant to which agreement the Borrower or any of its Subsidiaries (other than License Subsidiaries) will obtain the right to program and sell advertising on a substantial portion of such Contract Station’s inventory of broadcast time.

“PSA Counterparty” means Cunningham, Bay Television, Inc. and/or any other Person reasonably acceptable to the Administrative Agent.

“Put Obligations” means the obligations of the Borrower or any of its Subsidiaries to purchase certain assets of any Station with respect to which the Borrower or such Subsidiary shall have entered into an Outsourcing Agreement.

“Qualifying Cash Balances” means, as at any date, (a) cash balances on deposit on such date in any account maintained by the Borrower or any of its Subsidiaries up to but not exceeding $35,000,000 and (b) (without duplication) cash balances on deposit on such date in an account maintained by the Borrower or any of its Subsidiaries with the Administrative Agent in which the Administrative Agent has been granted a perfected first priority security interest, provided that withdrawal of funds from any such account under clause (b) by the Borrower or such Subsidiary, as the case may be, shall be permitted only (i) so long as no Default shall have occurred and be continuing and (ii) upon delivery by the Borrower or such Subsidiary, as the case may be, to the Administrative Agent of a certificate to that effect.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Receivables” means, as at any date, the unpaid portion of the obligation, as stated on the respective billing statement, of a customer of the Borrower or any Subsidiary Guarantor in respect of the sale of advertising time or other services provided or goods sold by the Borrower or any Subsidiary Guarantor, as the case may be, to such customer.

“Receivables and Related Assets” means Receivables and any instruments, documents, chattel paper, obligations, general intangibles and other similar assets, in each case, relating to such Receivables.

“Receivables Financing” means the sale of Receivables and Related Assets on terms and pursuant to documentation satisfactory in form and substance to the Administrative Agent.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower established for the limited purpose of acquiring and financing Receivables and Related Assets pursuant to any Receivables Financing.

“Register” has the meaning assigned to such term in Section 10.04(b).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Payments received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.09(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Disposition in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Financial Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Payments of a Disposition to make a Permitted Reinvestment.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to make a Permitted Reinvestment.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the business of the Borrower or any of its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, subject to the last paragraph of Section 10.02(b), Lenders having Revolving Exposures, outstanding Term Loans, outstanding Incremental Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans, outstanding Incremental Loans and unused Commitments at such time.  The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Exposures, outstanding Term Loans, outstanding Incremental Loans and unused Commitments of such Class representing more than 50% of the total Revolving Exposures, outstanding Term Loans, outstanding Incremental Loans and unused Commitments of such Class at such time (e.g., “Required Revolving Lenders” means, at any time, the Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the total Revolving Exposures and total unused Revolving Commitments at such time).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property but excluding dividends payable solely in additional shares of common stock of the Borrower) with respect to any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower and (b) any management fee or royalty fee payable by the Borrower or any Subsidiary to the Holding Company.

“Revolving Availability Period” means the period from and including the Third Restatement Effective Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Swing Line Loans and Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The aggregate amount of the Lenders’ Revolving Commitments on the Third Restatement Effective Date is $175,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swing Line Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Maturity Date” means the Business Day falling on or nearest to June 30, 2011.

“Rule 144 A” means Rule 144A of the Securities Act of 1933, as amended from time to time.

“S&P” means Standard & Poor’s Ratings Services.

“SBG Subsidiary Guarantor” means (a) each Subsidiary of the Holding Company listed on Schedule 1.01(a) and (b) each other Subsidiary of the Holding Company that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.10(b), in each case so long as such Subsidiary remains a SBG Subsidiary Guarantor hereunder.

“SBG Subsidiary Guarantor Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B-2 (or other instrument satisfactory to the Administrative Agent) by a Subsidiary of the Holding Company that, pursuant to Section 6.10, becomes, a “SBG Subsidiary Guarantor” hereunder.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Security Agreement” means the Second Amended and Restated Security Agreement substantially in the form of Exhibit A between the Borrower, the Holding Company, the Subsidiary Guarantors and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, any other pledge, security or similar agreement entered into by any Obligor in connection with this Agreement, and all Uniform Commercial Code financing statements required hereby or thereby to be filed with respect to the security interests in personal property created pursuant thereto.

“Senior Indebtedness” means as at any date, the sum of (a) Indebtedness (other than Subordinated Indebtedness) on such date of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) minus all Qualifying Cash Balances on such date.

“Senior Indebtedness Ratio” means, as at any date, the ratio of (a) Senior Indebtedness outstanding on such date to (b) EBITDA for the period of the four fiscal quarters ending on or most recently ended prior to such date.

“Senior Note Documents” means the agreements and instruments evidencing or providing for the Senior Notes.

“Senior Note Indentures” means the indenture or indentures under which the Senior Notes shall be issued.

“Senior Notes” means the Indebtedness of the Borrower issued pursuant to Section 7.01(j) (including the senior unsecured Guarantees of such Indebtedness provided by any Subsidiary Guarantor thereunder).

“Senior Subordinated Note Indentures” means the Existing Senior Subordinated Note Indentures and, after the respective issuances of the Additional Subordinated Notes, the respective indentures under which the same are issued.

“Series” has the meaning assigned to such term in Section 2.01(c).

“Smith Brothers” means Frederick G. Smith, David D. Smith, J. Duncan Smith and Robert E. Smith.

“Stations” means the Owned Stations and the Contract Stations.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt Documents” means the agreements and instruments evidencing or providing for Subordinated Indebtedness.

“Subordinated Film Indebtedness” means Film Obligations of the Borrower and its Subsidiaries which are subordinated to the obligations of the Borrower and its Subsidiaries hereunder on terms and conditions, and the other provisions of which are, satisfactory to the Administrative Agent.

“Subordinated Indebtedness” means (a) the Existing Senior Subordinated Indebtedness, (b) Subordinated Film Indebtedness and (c) Indebtedness evidenced by the Additional Subordinated Notes.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled or by the parent and/or one or more subsidiaries of the parent.  “Wholly Owned Subsidiary” means any such corporation, partnership or other entity of which all of such securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are so owned or controlled.  Notwithstanding anything contained herein to the contrary, (i) no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Borrower or of a Subsidiary of the Borrower for the purpose of this Agreement except as otherwise expressly provided herein, (ii) each Designated SBG Subsidiary shall be deemed to be a Subsidiary of the Borrower for all purposes of this Agreement (including

Articles IV, VI, VII and VIII (unless the context otherwise requires)) and shall comply with the provisions of Section 6.09 or Section 6.10, as applicable, and (iii) each Excluded Non-Media Subsidiary shall be a Subsidiary of the Borrower for all purposes of this Agreement.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means, collectively, (a) each of the Subsidiaries of the Borrower and each of the Designated SBG Subsidiaries identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto, (b) each Subsidiary of the Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.09(a) and (c) each other SBG Subsidiary Guarantor.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.

“Swing Line Lender” means JPMCB, in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Loan” means a Loan made pursuant to Section 2.01(d).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Lender” means a Lender with a Tranche A -1 Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means (a) with respect to the Tranche A Term Loans, the Quarterly Date falling on or nearest to December 31, 2011 and (b) with respect to the Tranche A-1 Term Loans, the Quarterly Date falling on or nearest to December 31, 2012.

“Term Loan Principal Payment Dates” means the Quarterly Dates falling on or nearest to March 31, June 30, September 30 and December 31 of each year, commencing with March 31, 2007.

“Term Loans” means, collectively, the Tranche A Term Loans and the Tranche A-1 Term Loans.

“Third Restatement Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Total Indebtedness” means, as at any date, all Indebtedness of the Borrower and its Subsidiaries outstanding on such date (determined on a consolidated basis without duplication in accordance with GAAP), net of Qualifying Cash Balances on such date.

“Total Indebtedness Ratio” means, as at any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Tranche A Term Loan” means a Loan made pursuant to Section 2.01(b) of the Existing Credit Agreement, which may be an ABR Loan and/or a Eurodollar Loan.  The aggregate amount of the Lenders’ Tranche A Term Loans on the Third Restatement Effective Date is $100,000,000.

“Tranche A Term Loan Lender” means a Lender with an outstanding Tranche A Term Loan.

“Tranche A-1 Availability Period” means the period from and including the Third Restatement Effective Date to but excluding the date which is 60 days thereafter.

“Tranche A-1 Term Loan” means a Loan made pursuant to Section 2.01(b)(ii), which shall initially be an ABR Loan but thereafter may be an ABR Loan and/or a Eurodollar Loan.

“Tranche A-1 Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A-1 Term Loan to the Borrower hereunder in a principal amount equal to the amount set forth under the heading “Tranche A-1 Commitment” opposite such Lender’s name on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A-1 Term Loan Commitment, as applicable, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Lenders’ Tranche A-1 Term Loan Commitments on the Third Restatement Effective Date is $225,000,000.

“Tranche A-1 Term Loan Lender” means a Lender with an outstanding Tranche A-1 Term Loan Commitment or an outstanding Tranche A-1 Term Loan.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary (which term, for purposes of this definition, shall refer only to a Subsidiary of Sinclair Television Group, Inc.) which at the time of determination shall be an Unrestricted Subsidiary (as designated by the board of  directors of the Borrower, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.  After the Third Restatement Effective Date, the Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed

Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (i) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness and has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Borrower or any of its Subsidiaries (other than an Unrestricted Subsidiary); (ii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary shall not violate the provisions of Section 7.07; (iii) any designation of a Subsidiary as an Unrestricted Subsidiary shall be treated as a Disposition of the assets of such Subsidiary and shall not violate the provisions of Section 7.05(c) or Section 7.09 and (iv) after giving pro forma effect to the designation of any Subsidiary as an Unrestricted Subsidiary, the Broadcast Cash Flow attributable to all assets of the Unrestricted Subsidiaries for the twelve month period ending on, or most recently ended prior to, the date of such designation shall not exceed 25% of the Broadcast Cash Flow for the Borrower and its Subsidiaries (including the Unrestricted Subsidiaries) for such period.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof.  Any such designation of an Unrestricted Subsidiary by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a board resolution giving effect to such designation and an officer’s certificate certifying that such designation complies with the foregoing conditions.  The Board of Directors of the Borrower may remove the designation of Unrestricted Subsidiary by giving notice thereof to the Administrative Agent; provided that immediately after giving effect to the removal of such designation (x) no Default shall have occurred or be continuing and (y) said removal of such designation shall not violate the provisions of Section 7.04.  The Unrestricted Subsidiaries (if any) as of the Third Restatement Effective Date are those entities specified in Schedule 1.01(d).

“Wholly Owned Subsidiary” has the meaning assigned to such term in the definition of “Subsidiary” in this Section.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”, a “Swing Line Loan”, a “Term Loan” or an “Incremental Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., an “ABR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., an “ABR Revolving Borrowing”).

SECTION 1.03.  Call Letters for Stations.  Each use of call letters for any Station herein shall refer to the Station with such call letters, and servicing the market, identified in Schedule 1.03.

SECTION 1.04.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “unreasonably withheld” shall be deemed to be followed by the phrase “or delayed”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.05.  Accounting Terms; GAAP.

(a)  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in paragraph (b) of this Section) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the first financial statements delivered under Section 6.01, shall mean the financial statements referred to in Section 4.04).  All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 6.01 (or, prior to the first financial statements delivered under Section 6.01, used in the preparation of the financial statements referred to in Section 4.04) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.01, shall mean the financial statements referred to in Section 4.04).  Notwithstanding anything in this Section to the contrary, all income derived by any Subsidiary or property held for sale (and accounted for as such under GAAP) shall be included in calculating EBITDA for the period prior to the consummation of the sale thereof.

(b)  The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 6.01 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (a) of this Section, and reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)  To enable the ready and consistent determination of compliance with the covenants set forth in Article VII, the Borrower will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

(d)  Except as expressly provided herein, (i) all calculations made with respect to any period during which an Acquisition is consummated shall be calculated on a pro forma basis as if such Acquisition had been consummated on the first day of such period and as if any Indebtedness incurred or assumed in connection with such Acquisition were outstanding throughout such period, using such reasonable estimates and pro forma adjustments effected in accordance with generally accepted accounting principles as the Borrower shall propose and the Administrative Agent or Required Lenders shall approve and (ii) all calculations made with respect to any period during which a Disposition is consummated shall be calculated on a pro forma basis as if any such Disposition had been consummated on the first day of such period and as if any prepayments actually made in connection therewith had occurred on the first day of such period using such reasonable estimates and pro forma adjustments effected in accordance with generally accepted accounting principles as the Borrower shall propose and the Administrative Agent shall approve; provided that if the Borrower proposes any such adjustments referred to in the foregoing clause (i) resulting from pro forma expense savings with respect to EBITDA or Broadcast Cash Flow as a result of an Acquisition (x) if the Administrative Agent or Required Lenders do not object to such proposal within 30 days after their receipt thereof, such proposal shall be deemed accepted and (y) if the Administrative Agent or the Required Lenders do object to such proposal within 30 days after their receipt thereof, EBITDA or Broadcast Cash Flow, as the case may be, for the relevant period shall be deemed for purposes hereof to be equal to the sum of EBITDA or Broadcast Cash Flow, as the case may be, for the Borrower and its Subsidiaries for such period plus the corresponding accounting items for the Person or assets that are the subject of such Acquisition.  Notwithstanding the foregoing, if, prior to giving effect to any proposed pro forma adjustments arising from pro forma expense savings, a Default would occur as a result of an Acquisition, such adjustment shall require approval of the Required Lenders prior to the consummation of such Acquisition.

ARTICLE II

THE CREDITS

SECTION 2.01.  The Credits.

(a)  Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving

Exposures exceeding the total Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  All Existing Revolving Loans shall remain outstanding as of the Third Restatement Effective Date (with the then existing Interest Periods, if any, therefor) and shall be Revolving Loans for all purposes of this Agreement and the other Loan Documents.

(b)  Term Loans.  (i) Subject to the terms and conditions set forth herein, all Existing Tranche A Term Loans as of the Third Restatement Effective Date (with the then existing Interest Periods, if any, therefor) shall remain outstanding and shall be the Tranche A Term Loans hereunder.  Amounts prepaid in respect of Tranche A Term Loans may not be reborrowed.

(ii)  Subject to the terms and conditions set forth herein (including Section 5.02), each Tranche A-1 Term Loan Lender agrees to make a single Tranche A-1 Term Loan to the Borrower, on any Business Day during the Tranche A-1 Availability Period, in a principal amount equal to such Lender’s Tranche A-1 Term Loan Commitment.  Amounts prepaid in respect of Tranche A-1 Term Loans may not be reborrowed.

(c)  Incremental Loans.  The Borrower and one or more of the Lenders (or any other Person which shall become a Lender pursuant to an assumption agreement in form and substance satisfactory to the Administrative Agent, for the purpose of providing an Incremental Loan Commitment) may, with the consent of the Administrative Agent, at any time and from time to time during the period from and including the Third Restatement Effective Date to but excluding December 31, 2012 agree that such Lender shall become an Incremental Lender with an Incremental Loan Commitment by executing and delivering to the Administrative Agent an Incremental Loan Amendment (in form reasonable satisfactory to the Administrative Agent), specifying (i) whether such Incremental Loan Commitment shall be comprised of a commitment to make revolving loans (each an “Incremental Revolving Loan”) or term loans (each an “Incremental Term Loan”), (ii) the Type and amount of such Incremental Loan Commitment of such Lender, (iii) with respect to an Incremental Revolving Commitment, the period of availability thereof and the Incremental Revolving Maturity Date therefor, (iv) with respect to an Incremental Term Loan Commitment, the date(s) on which such Incremental Term Loans shall be available to be made, the Incremental Term Loan Maturity Date therefor and the Incremental Term Loan Principal Payment Dates thereof (if any), (v) the Applicable Rate that will apply to Incremental Loans made under such Incremental Loan Commitment, and (vi) the rate of the commitment fee, if any, payable by the Borrower in respect of such Incremental Loan Commitment, and otherwise duly completed.  Nothing in this Agreement shall be construed to obligate any Lender to provide any Incremental Loan Commitment.  The Incremental Loans to be made pursuant to any such agreement between the Borrower and one or more Persons in response to any such request by the Borrower shall each be deemed to be a separate “Series” of Incremental Loans for all purposes of this Agreement, and in any case an Incremental Revolving Commitment and an Incremental Term Loan Commitment provided pursuant to the same Incremental Loan Amendment shall be deemed to be separate Series of Incremental Loan Commitments.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to the Incremental Loan Commitments and Incremental Loans:

(i)  the minimum aggregate amount of Incremental Loan Commitments of any Series entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of Incremental Loans of such Series) shall be $15,000,000,

(ii)  the Incremental Revolving Maturity Date of the Incremental Revolving Commitments of any Series shall not be earlier than the Revolving Maturity Date (but the scheduled commitment termination date of such Incremental Revolving Commitments may be accelerated pursuant to Section 2.07(b)), and the Average Life to Maturity of the Incremental Revolving Loans shall be greater than the Average Life to Maturity of the Revolving Loans, and

(iii)  the Incremental Term Loan Maturity Date of the Incremental Term Loans of any Series shall not be earlier than the Term Loan Maturity Date for the Tranche A-1 Term Loans (but the scheduled final maturity of such Incremental Term Loans may be accelerated pursuant to Section 2.08(b)), and the Average Life to Maturity of the Incremental Term Loans shall be greater than the Average Life to Maturity of the Term Loans (except that Incremental Term Loans shall be entitled to participate, to the extent provided in Section 2.09(b), in mandatory prepayments).

Following execution and delivery by the Borrower, one or more Incremental Lenders and the Administrative Agent as provided above of an Incremental Loan Amendment then, subject to the terms and conditions set forth herein:

(x)  if such Incremental Loans are to be Incremental Revolving Loans, each Incremental Lender of such Series agrees to make Incremental Revolving Loans of such Series to the Borrower from time to time during the availability period for such Loans set forth in such Incremental Loan Amendment, in an aggregate principal amount that will not result in such Lender’s Incremental Revolving Loans of such Series exceeding such Lender’s Incremental Revolving Commitment of such Series; within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Incremental Revolving Loans of such Series; and

(y)  if such Incremental Loans are to be Incremental Term Loans, each Incremental Lender of such Series agrees to make Incremental Term Loans of such Series to the Borrower from time to time during the availability period for such Loans set forth in such Incremental Loan Amendment, in a principal amount up to but not exceeding such Lender’s Incremental Term Loan Commitment of such Series; amounts prepaid in respect of Incremental Term Loans may not be reborrowed.

Proceeds of Incremental Loans shall be available only for any use permitted under the applicable provisions of Section 6.08.

(d)  Swing Line Loans.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans exceeding

$10,000,000 or (ii) the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan.  Each Swing Line Loan shall be an ABR Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans.

To request a Swing Line Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swing Line Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swing Line Loan.  The Administrative Agent will promptly advise the Swing Line Lender of any such notice received from the Borrower.  The Swing Line Lender shall make each Swing Line Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swing Line Lender (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swing Line Loan.

The Swing Line Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding.  Such notice to the Administrative Agent shall specify the aggregate amount of Swing Line Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swing Line Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swing Line Lender, such Lender’s Applicable Percentage of such Swing Line Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender.  Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear.  The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.02.  Loans and Borrowings.

(a)  Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Type of Loans.  Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000.  At the time that each ABR Borrowing (including each Swing Line Borrowing) is made, such Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that an ABR Borrowing (including a Swing Line Borrowing) may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (other than a Swing Line Borrowing), not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing;

(ii)  the aggregate amount of the requested Borrowing;

(iii)  the date of such Borrowing, which shall be a Business Day;

(iv)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing (other than a Swing Line Borrowing).  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Letters of Credit.

(a)  General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Lender to issue, at any time and from time to time during the Revolving Availability Period, Letters of Credit for its own account in such form as is acceptable to the Issuing Lender in its reasonable determination.  Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.  The letters of credit issued by JPMCB and outstanding under the Existing Credit Agreement on the Third Restatement Effective Date (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” for all purposes of this Agreement and the other Loan Documents.

(b)  Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)  Limitations on Amounts.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (e) of this Section) shall not exceed $25,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(d)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Maturity Date, provided that, notwithstanding clause (i) above (but subject to clause (ii) above), a Letter of Credit may have an expiration date of longer than twelve months if it shall be requested by the Borrower to support an obligation having a corresponding term (provided that the Issuing Lender may require that such Letter of Credit include customary early termination rights (which shall in any event permit the respective beneficiary thereof to draw the full amount of such Letter of Credit upon receipt of notice of termination from the Issuing Lender)).

(e)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit on the terms provided herein or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason.   Each such payment shall be made in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to paragraph (f) of this

Section, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or a Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swing Line Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(g)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:

(i)  the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)  the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)  this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)  Disbursement Procedures.  The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i)  Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j)  Replacement of the Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.10(b).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)  Cash Collateralization.  If an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into a Collateral Account of the Borrower an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon and any accrued and unpaid fees under Section 2.10(b); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VIII.  Such deposit shall be held by the Administrative Agent in such Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

(l)  Deliveries.  Promptly following the end of each calendar quarter, the Issuing Lender shall deliver (through the Administrative Agent) to each Revolving Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such quarter.  Upon the request of any Revolving Lender from time to time, the Issuing Lender shall deliver any other information reasonably requested by such Revolving Lender with respect to each Letter of Credit then outstanding.

SECTION 2.05.  Funding of Borrowings.

(a)  Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swing Line Loans shall be made as provided in Section 2.01(d).  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the Issuing Lender.

(b)  Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06.  Interest Elections.

(a)  Elections by the Borrower for Borrowing.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swing Line Borrowings, which may not be converted or continued.

(b)  Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Notice by the Administrative Agent to Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (other than a Swing Line Borrowing).  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing (other than a Swing Line Borrowing) at the end of the Interest Period applicable thereto.

(f)  Limitations on Lengths of Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing:  (i) any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date; (ii) any Term Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date; (iii) any Term Loan if the Interest Period therefor would commence before and end after any Term Loan Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Term Loan Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans permitted to be outstanding after giving effect to the payments of principal required to be made on such Term Loan Principal Payment Date; (iv) any Incremental Revolving Borrowing of any Series if the Interest Period requested with respect thereto would end after the Incremental Revolving Maturity Date for such Series; (v) any Incremental Term Borrowing of any Series if the Interest Period requested with respect thereto would end after the Incremental Term Loan Maturity Date for such Series; or (vi) any Incremental Term Loan of any Series if the Interest Period therefor would commence before and end after any Incremental Term Loan Principal

Payment Date for such Series unless, after giving effect thereto, the aggregate principal amount of the Incremental Term Loans of such Series having Interest Periods that end after such Incremental Term Loan Principal Payment Date shall be equal to or less than the aggregate principal amount of the Incremental Term Loans of such Series permitted to be outstanding after giving effect to the payments of principal required to be made on such Incremental Term Loan Principal Payment Date.

SECTION 2.07.  Termination and Reduction of the Commitments.

(a)  Scheduled Termination.  Unless previously terminated, (i) the Tranche A-1 Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the earlier of the date of the making of the Tranche A-1 Term Loans and the last day of the Tranche A-1 Availability Period, (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date and (iii) each Incremental Loan Commitment of any Series shall terminate on the applicable commitment termination date for such Series specified in the Incremental Loan Amendment for such Series.

(b)  Test Date Reductions.  Notwithstanding anything to the contrary in this Agreement, if on any date (the “Test Date”) the maturity date for any of the then outstanding Indebtedness evidenced or provided by the Existing Senior Subordinated Note Indentures, the Additional Subordinated Notes or the Senior Notes shall fall within six months of the Test Date, then all Commitments shall automatically reduce to zero on the Test Date.

(c)  Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Exposures would exceed the total Revolving Commitments.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under this paragraph (c) at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)  Effect of Termination or Reduction.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.

(a)  Repayment.  The Borrower hereby unconditionally promises to pay the Loans as follows:

(i)  to the Administrative Agent for the account of each Revolving Lender the outstanding principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date;

(ii)  to the Administrative Agent for the account of each Tranche A Term Loan Lender the outstanding principal amount of the Tranche A Term Loan of such Lender on each Term Loan Principal Payment Date for the Tranche A Term Loans set forth below in an aggregate principal amount equal to the percentage of the aggregate principal amount of the Tranche A Term Loans outstanding as of the Third Restatement Effective Date set forth opposite such Term Loan Principal Payment Date (subject to adjustment pursuant to paragraph (b) of this Section):

Term Loan Principal Payment Date Falling on or Nearest to:	Amounts (%):
March 31, 2007	1.25
June 30, 2007	1.25
September 30, 2007	1.25
December 31, 2007	1.25
March 31, 2008	1.25
June 30, 2008	1.25
September 30, 2008	1.25
December 31, 2008	1.25
March 31, 2009	3.75
June 30, 2009	3.75
September 30, 2009	3.75
December 31, 2009	3.75
March 31, 2010	3.75
June 30, 2010	3.75
September 30, 2010	3.75
December 31, 2010	3.75
March 31, 2011	15.00
June 30, 2011	15.00
September 30, 2011	15.00
December 31, 2011	15.00

(iii)  to the Administrative Agent for the account of each Tranche A-1 Term Loan Lender the outstanding principal amount of the Tranche A-1 Term Loan of such Lender on each Term Loan Principal Payment Date for the Tranche A-1 Term Loans set forth below in an aggregate principal amount equal to the percentage of the aggregate original principal amount of the Tranche A-1 Term Loans set forth opposite such Term Loan Principal Payment Date (subject to adjustment pursuant to paragraph (b) of this Section):

Term Loan Principal Payment Date Falling on or Nearest to:	Amounts (%):
March 31, 2007	0
June 30, 2007	0
September 30, 2007	0
December 31, 2007	0
March 31, 2008	0
June 30, 2008	0
September 30, 2008	0
December 31, 2008	0
March 31, 2009	1.25
June 30, 2009	1.25
September 30, 2009	1.25
December 31, 2009	1.25
March 31, 2010	2.50
June 30, 2010	2.50
September 30, 2010	2.50
December 31, 2010	2.50
March 31, 2011	3.75
June 30, 2011	3.75
September 30, 2011	3.75
December 31, 2011	3.75
March 31, 2012	17.50
June 30, 2012	17.50
September 30, 2012	17.50
December 31, 2012	17.50

(iv)  to the Administrative Agent for the account of each Incremental Lender of any Series, the outstanding principal amount of each Incremental Loan of such Lender on the Incremental Loan Principal Payment Dates for such Series and in such amounts as shall be agreed upon pursuant to Section 2.01(c) at the time the Incremental Loan Commitments of such Series are established (subject to adjustment pursuant to paragraph (b) of this Section); and

(v)  to the Swing Line Lender the then outstanding principal amount of each Swing Line Loan on the earlier of the Revolving Maturity Date and the first date after such Swing Line Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swing Line Loan is made, provided that on each date a Revolving Borrowing is made, the Borrower shall repay all Swing Line Loans then outstanding.

(b)  Adjustment of Amortization Schedule.  (i)  Notwithstanding anything to the contrary in this Agreement, if on any date (the “Test Date”) the maturity date for any of the then outstanding Indebtedness evidenced or provided by the Existing Senior Subordinated Note

Indentures, the Additional Subordinated Notes or the Senior Notes shall fall within six months of the Test Date, then the Revolving Maturity Date, the Term Loan Maturity Date, each Incremental Revolving Maturity Date and each Incremental Term Loan Maturity Date shall automatically be accelerated to the Test Date and all of the Loans shall thereupon be due and payable on the Test Date, together with all interest and fees accrued thereon or in respect thereof and any amounts payable pursuant hereto, including Sections 2.13, 2.14 and 2.15.

(ii)  Any prepayment of a Term Loan or an Incremental Term Loan shall be applied ratably to the respective remaining scheduled installments thereof.  To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.  To the extent not previously paid, all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Loan Maturity Date for such Series.

(c)  Manner of Payment.  Prior to any repayment or prepayment of any Borrowings of either Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent (and, in the case of repayment or prepayment of a Swing Line Loan, the Swing Line Lender) by telephone (confirmed by telecopy) of such selection not later than 10:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings of either Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class.  If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(d)  Maintenance of Loan Accounts by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)  Maintenance of Loan Accounts by the Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)  Effect of Loan Accounts.  The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)  Promissory Notes.  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09.  Prepayment of Loans.

(a)  Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.  Any prepayment of the Term Loans or the Incremental Term Loans pursuant to this paragraph shall be applied ratably to the then outstanding Term Loans and Incremental Term Loans and, in each case, ratably to the respective remaining installments thereof.  Any partial prepayment shall be in an amount that is $1,000,000 or a larger multiple of $100,000.

(b)  Mandatory Prepayments.  The Borrower will prepay the Term Loans and the Incremental Term Loans, as follows:

(i)  Sale of Assets.  If the Borrower or any of its Subsidiaries shall receive Net Available Proceeds from any Disposition (excluding any Disposition permitted by clauses (a), (b), and (only with respect to exchange of assets) (c) of Section 7.05) (the “Current Disposition”), which taken together with the Net Available Proceeds for all prior such Dispositions as to which a prepayment has not yet been made under this paragraph, shall exceed $5,000,000 in the aggregate (such excess amount, the “Excess Disposition Proceeds”), then (unless a Reinvestment Notice shall have been delivered in respect thereof) such Excess Disposition Proceeds shall be applied within five Business Days following such receipt toward the prepayment of the Loans as set forth in paragraph (b)(ii) of this Section.  Notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in said paragraph (b)(ii).

(ii)  Application.  Each such prepayment pursuant to this paragraph (b) shall be applied ratably to the then outstanding Term Loans and Incremental Term Loans and, in each case, ratably to the respective remaining installments thereof.

(c)  Notices, Etc.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment;

provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(c).

SECTION 2.10.  Fees.

(a)  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent (i) for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Third Restatement Effective Date to but excluding the earlier of the date such Revolving Commitment terminates and the Revolving Maturity Date and (ii) for the account of each Tranche A-1 Term Loan Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Tranche A-1 Term Loan Commitment of such Lender during the period from and including the Third Restatement Effective Date to but excluding the date such Tranche A-1 Term Loan Commitment terminates.  Accrued commitment fees shall be payable in arrears on each Quarterly Date and, in the case of the commitment fee in respect of the Revolving Commitment, the earlier of the date the Revolving Commitment terminates and the Revolving Maturity Date, commencing on the first such date to occur after the date hereof; provided that all accrued and unpaid commitment fees in respect of the Revolving Commitments under (and as defined in) the Existing Credit Agreement as of the Third Restatement Effective Date shall be payable on the first Quarterly Date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, LC Exposure of such Lender and, with respect to the outstanding Swing Line Loans (if any), the aggregate amount of participations therein that have been funded by the Lenders in accordance with the last paragraph of Section 2.01(d).

(b)  Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Third Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Lender on the average daily amount of the LC Exposure

(excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Third Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Third Restatement Effective Date; provided that (i) all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand and (ii) all accrued and unpaid participation and fronting fees in respect of the Existing Letters of Credit as of the Third Restatement Effective Date shall be payable on the third Business Day following the first Quarterly Date to occur after the date hereof.  Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)  Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.11.  Interest.

(a)  ABR Loans.  The Loans comprising each ABR Borrowing (including each Swing Line Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)  Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Default Interest.  Notwithstanding the foregoing, during any period that a Post-Default Condition exists (whether or not the same is thereafter cured), the Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender (whether or not then due), on any reimbursement obligation in respect of an LC Disbursement owing to such Lender and on any other amount then due and payable by the Borrower hereunder.

(d)  Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans and the Incremental Revolving Loans, upon termination of the Revolving Commitments and the

Incremental Revolving Commitments, respectively; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of (x) an ABR Revolving Loan prior to the Revolving Maturity Date or (y) an ABR Incremental Revolving Loan prior to the applicable Incremental Revolving Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)  Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing (other than a Swing Line Borrowing).

SECTION 2.13.  Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

(ii)  impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)  Certificates from  Lenders.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 45 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 45-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(c) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15.  Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Borrower.  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Foreign Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.16.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Payments by the Obligors.  Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.13, 2.14 or 2.15, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except as otherwise expressly provided in the relevant Loan Document, and except payments to be made directly to the Issuing Lender or the Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in dollars.

(b)  Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing of a particular Class shall be made from the relevant Lenders, each payment of commitment fee under Section 2.10 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.07 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans, Term Loans and Incremental Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Revolving Loans, Term Loans and Incremental Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(e)  Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)  Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e) or (f), 2.05(b) or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent hereunder for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17.  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office.  If  any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders.  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender does not agree to any request by the Borrower for a consent, approval, amendment or waiver hereunder that requires the consent or approval of all of  the Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Lender and the Swing Line Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

GUARANTEE

SECTION 3.01.  The Guarantee.  The Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, all reimbursement obligations of the Borrower in respect of any LC Disbursement and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor (other than the respective Guarantor) under any of the other Loan Documents, and all obligations of the Borrower or any of its Subsidiaries to any of the Lenders and their respective Affiliates in respect of any Hedging Agreement, in each case strictly in accordance with the terms thereof and including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower, whether or not such interest or expenses are allowed as a claim in such proceeding (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02.  Obligations Unconditional.  The obligations of the Guarantors under Section 3.01 are absolute and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i)  at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)  any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)  any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03.  Reinstatement.  The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04.  Subrogation.  The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05.  Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.01.

SECTION 3.06.  Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 3.07.  Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08.  Rights of Contribution.  The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) ”Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) ”Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) ”Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Third Restatement Effective Date, as of the Third Restatement Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09.  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Borrower (as to itself and its Subsidiaries only) and the Holding Company represents and warrants to the Lenders that:

SECTION 4.01.  Organization; Powers. Except as set forth in Schedule 4.01, each of the Holding Company, the Borrower and the Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02.  Authorization; Enforceability.  The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder or member action.  This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings in respect of the Liens created pursuant to the Security Agreement, (iii) the filing with the FCC of certain of the Loan Documents as required by Section 73.3613 of the FCC’s rules and (iv) the approval by the FCC of the acquisition of any Broadcast License, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Holding Company, the Borrower or any of the Borrower’s Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Holding Company, the Borrower or any of the Borrower’s Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Agreement, will not result in the creation or imposition of any Lien on any asset of the Holding Company, the Borrower or any of the Borrower’s Subsidiaries.

SECTION 4.04.  Financial Condition; Material Adverse Change.

(a)  Financial Condition.  The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheets and statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2004 and December 31, 2005, reported on by Ernst & Young LLP, independent public accountants and (ii) its unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal quarter ended September 30, 2006, certified by a Financial Officer of the Borrower.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such respective dates and for such respective fiscal years or fiscal quarter, as the case may be, on a consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clause (ii) of the first sentence of this paragraph.

The Holding Company has heretofore furnished to the Lenders (i) its consolidated balance sheets and statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2004 and December 31, 2005, reported on by Ernst & Young LLP, independent public accountants and (ii) its unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal quarter ended September 30, 2006, certified by a Financial Officer of the Holding Company.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Holding Company and its Subsidiaries as of such respective dates and for such respective fiscal years or fiscal quarter, as the case may be, on a consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clause (ii) of the first sentence of this paragraph.

(b)  No Material Adverse Change.  Since December 31, 2005, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 4.05.  Properties.

(a)  Property Generally.  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06.  Litigation and Environmental Matters.

(a)  Actions, Suits and Proceedings.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Holding Company, the Borrower or any of the Borrower’s Subsidiaries (including the Unrestricted Subsidiaries) (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than any such action, suit or proceeding disclosed in Schedule 4.06(a)) or (ii) that involve this Agreement or the Transactions.

(b)  Environmental Matters.  Except for the matters disclosed in Schedule 4.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (including Unrestricted Subsidiaries) (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Disclosed Matters.  Since the date hereof, there has been no change in the status of the matters disclosed in Schedules 4.06(a) and 4.06(b) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.07.  Compliance with Laws and Agreements.  Each of the Holding Company, the Borrower and the Borrower’s Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 4.08.  Investment Company Status.  None of the Holding Company, the Borrower or any of the Borrower’s Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09.  Taxes.  Each of the Holding Company, the Borrower and the Borrower’s Subsidiaries has timely filed or caused to be filed all United States Federal and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10.  ERISA.  The Holding Company, the Borrower and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

SECTION 4.11.  Disclosure.  The Obligors have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lender in connection with the negotiation of this Agreement and the other Loan Documents (including the information set forth in the Confidential Information Memorandum) or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower and the Holding Company represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 4.12.  Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13.  Indebtedness and Liens.

(a)  Material Indebtedness.  Schedule 4.13(a) is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 4.13(a).

(b)  Liens.  Schedule 4.13(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 4.13(b).

SECTION 4.14.  Subsidiaries and Investments.

(a)  Subsidiaries.  Set forth in Schedule 4.14(a) is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Agreement), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.14(a), all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable, and there are no outstanding Equity Rights with respect to such Person.

(b)  Investments.  Set forth in Schedule 4.14(b) is a complete and correct list of all Investments (other than Investments disclosed in Schedule 4.14(a) and other than Investments of the types referred to in clauses (b), (c), (e) and (f) of Section 7.07) in an amount exceeding $1,000,000 held by the Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment.  Except as disclosed in Schedule 4.14(b), each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Agreement), all such Investments.

(c)  Subsidiaries Not Subject to Certain Restrictions.  None of the Subsidiaries of the Borrower is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type prohibited under Section 7.10.

SECTION 4.15.  Broadcast Licenses.

(a)  Schedule 4.15 accurately and completely lists, as of the date hereof, for each Owned Station, all Broadcast Licenses granted or assigned to the Borrower or any of its Subsidiaries, or under which the Borrower and its Subsidiaries have the right to operate such Owned Station.  The Broadcast Licenses listed in Schedule 4.15 with respect to any Owned Station include all material authorizations, licenses and permits issued by the FCC that are required or necessary for the operation of such Owned Station, and the conduct of the business of the Borrower and its Subsidiaries with respect to such Owned Station, as now conducted or proposed to be conducted.  The Broadcast Licenses listed in Schedule 4.15 are issued in the name of the respective License Subsidiary for the Owned Station being operated under authority of such Broadcast Licenses and are on the date hereof validly issued and in full force and effect, and the Borrower and its Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

(b)  Schedule 4.15 accurately and completely lists, as of the date hereof, for each Contract Station, all Broadcast Licenses granted or assigned to the Material Third-Party Licensee for such Contract Station, or under which the Material Third-Party Licensee for such Contract Station has the right to operate such Contract Station.  The Broadcast Licenses listed in Schedule 4.15 with respect to any Contract Station include all material authorizations, licenses and permits issued by the FCC that are required or necessary for the operation of such Contract Station, and the conduct of the business of the Material Third-Party Licensee for such Contract Station with respect to such Contract Station, as now conducted or proposed to be conducted.  The Broadcast Licenses listed in Schedule 4.15 are issued in the name of the Material Third-Party Licensee for the Contract Station being operated under authority of such Broadcast Licenses and are on the date hereof validly issued and in full force and effect, and, to the best of the Borrower’s knowledge, the Material Third-Party Licensee for such Contract Station has fulfilled and performed in all material respects all of its obligations with respect thereto and has full power and authority to operate thereunder.

SECTION 4.16.  Solvency.  As of the date hereof (and after giving effect to the extensions of credit hereunder and to the other transactions contemplated hereby), (i) the aggregate value of all properties of the Borrower and its Subsidiaries at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six to eighteen months, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the properties in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower and its Subsidiaries, (ii) the Borrower and its Subsidiaries will not, on a consolidated basis, have unreasonably small capital with which to conduct their business operations as heretofore conducted and (iii) the Borrower and its Subsidiaries will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

ARTICLE V

CONDITIONS

SECTION 5.01.  Amendment and Restatement Effective Date.  The amendment and restatement of the Existing Credit Agreement provided for hereby and the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a)  Third Amended and Restated Credit Agreement.  (i) Counterparts of this Agreement signed on behalf of each Obligor, the Issuing Lender, the Swing Line Lender the Administrative Agent and (ii) duly executed Lender Addenda from Lenders under (and as defined in) the Existing Credit Agreement constituting the Required Lenders thereunder (and as defined therein) and from each Lender providing a Tranche A-1 Term Loan Commitment as of the Third Restatement Effective Date (or, in each case, written evidence satisfactory to the Administrative Agent, which may include telecopy transmission of, as applicable, a signed signature page of this Agreement or a Lender Addendum).

(b)  Opinions of Counsel to the Obligors.  Favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Third Restatement Effective Date) of (i) Thomas & Libowitz, P.A., counsel for the Obligors, substantially in the form of Exhibit E-1 and (ii) Pillsbury Winthrop Shaw Pittman LLP, special FCC counsel for the Obligors, substantially in the form of Exhibit E-2 (and each Obligor hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

(c)  Opinion of Special New York Counsel to JPMCB.  An opinion, dated the Third Restatement Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit F (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d)  Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)  Officer’s Certificates.  A certificate, dated the Third Restatement Effective Date and signed by the President, a Vice President, a Financial Officer, or Secretary of each of the Borrower and the Holding Company, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02.

(f)  Security Agreement.  The Security Agreement, duly executed and delivered by each of the parties thereto, and the certificates identified under the name of such Obligor in Annex 1 thereto, in each case accompanied by undated stock or similar powers executed in blank.  In addition, each Obligor party to the Security Agreement shall have taken such other action (including delivering to the Administrative Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Security Agreement.

(g)  Insurance.  A certificate of a Financial Officer of the Borrower setting forth the insurance obtained by it in accordance with the requirements of Section 6.05 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

(h)  Other Documents.  Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.

The obligation of any Lender to make the Loans and other initial extensions of credit hereunder on the Third Restatement Effective Date is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such expenses have been delivered to the Borrower not less than two days prior to the Third Restatement Effective Date).

The Administrative Agent shall notify the Borrower and the Lenders of the Third Restatement Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the amendment and restatement of the Existing Credit Agreement provided for hereby and the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to 3:00 p.m., New York City time, on December 22, 2006.

SECTION 5.02.  Each Credit Event.  The obligation of each Lender to make or maintain a Loan (including an Incremental Loan) on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  the representations and warranties of the Borrower and the Holding Company set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date);

(b)  at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(c)  the Borrower shall be in compliance with the indebtedness covenant (if any) under each of the Note Indentures.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

SECTION 5.03.  Each Incremental Loan.  The obligation of each Incremental Lender to make an Incremental Loan is subject to the satisfaction of the following additional conditions:

(a)  after giving pro forma effect to the making of such Incremental Loan, the Borrower shall be in compliance with each of the covenants set forth in Section 7.11; and

(b)  receipt by the respective Incremental Lender and the Administrative Agent of a certificate, dated the date of the making of such Incremental Loan and signed by the President, a Vice President, a Financial Officer, or Secretary of the Borrower, demonstrating in reasonable detail compliance with the foregoing clause (a) of this Section.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrower (as to itself and its Subsidiaries only) and the Holding Company covenants and agrees with the Lenders that:

SECTION 6.01.  Financial Statements and Other Information.  The Borrower or the Holding Company, as applicable, will furnish to the Administrative Agent:

(a)  (i) in the case of the Borrower, within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (excluding Unrestricted Subsidiaries) as of the end of and for such year and (ii) in the case of the Holding Company, within the earlier of (A) 10 days after the date on which the same shall have been filed with the SEC and (B) 100 days after the end of each fiscal year of the Holding Company, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Holding Company and its Subsidiaries as of the end of and for such year, in each case setting forth in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries (excluding Unrestricted Subsidiaries), or the Holding Company and its Subsidiaries, as the case may be, on a consolidated basis in accordance with GAAP consistently applied;

(b)  (i) in the case of the Borrower, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (excluding Unrestricted Subsidiaries) as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year and (ii) in the case of the Holding Company, within the earlier of (A) 10 days after the date on which the same shall have been filed with the SEC and (B) 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Holding Company, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Holding Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, in each case setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower or the Holding Company, as the case may be, as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries (excluding Unrestricted Subsidiaries), or the Holding Company and its Subsidiaries, as the case may be, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower and (as to subclauses (i) and (ii) below only) the Holding Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.01(g) through (l), 7.06, 7.07, 7.08 and 7.11;

(d)  promptly after the same become publicly available, copies of all periodic and other material reports (including reports on Form 8-K), registration statements and proxy statements filed by the Holding Company or the Borrower with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Holding Company or the Borrower to its shareholders generally or to the holders of any class or issue of securities of the Holding Company or the Borrower generally, as the case may be, and promptly upon the receipt thereof by the Holding Company or the Borrower, copies of any material notices, reports or other communications from any holder of any Indebtedness evidenced or provided by the Senior Subordinated Notes or the Senior Notes (or, in either case, any agent or trustee therefor);

(e)  promptly upon their becoming available, copies of any and all periodic or special reports filed by the Holding Company, the Borrower or any of the Borrower’s Subsidiaries with the FCC or with any other Federal, state or local governmental authority, if such reports indicate any material adverse change in the business, operations, affairs or condition of the Borrower or any of its Subsidiaries or if copies thereof are requested by any Lender or the Administrative Agent, and copies of any and all material notices and other material communications from the FCC or from any other Federal, state or local governmental authority with respect to the Borrower, any of its Subsidiaries or any Station;

(f)  promptly following delivery thereof to or by the Borrower or any of its Subsidiaries, copies of all material notices (including notices of default), financial statements, reports, approvals and other material communications that are received by the Holding Company, the Borrower or any of the Borrower’s Subsidiaries from or on behalf of any Material Third-Party Licensee or Affiliate of any Material Third-Party Licensee or furnished by the Holding Company, the Borrower or any of the Borrower’s Subsidiaries to any Material Third-Party Licensee or Affiliate of any Material Third-Party Licensee;

(g)  as soon as available and in any event on or before December 31 of each fiscal year, a budget for the Borrower and its Subsidiaries for the next following fiscal year setting forth anticipated income, expense and capital expenditure items for each quarter during such fiscal year; and

(h)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Holding Company, the Borrower or any of the Borrower’s Subsidiaries, any Unrestricted Subsidiary (including its financial statements), any Station (including copies of network affiliation agreements entered into by such Station), any Material Third-Party Licensee or any Person that owns the Capital Stock of any Material Third-Party Licensee, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 6.02.  Notices of Material Events.  The Borrower and/or the Holding Company will furnish to the Administrative Agent prompt written notice of the following:

(a)  the occurrence of any Default or (in the case of the Holding Company only) any Default relating to the Holding Company;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Holding Company, the Borrower or any of the Borrower’s Subsidiaries or any of their respective assets, franchises or licenses (including the Broadcast Licenses for Owned Stations) that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or against or affecting any Material Third-Party Licensee for a Contract Station or any Broadcast License for such Contract Station that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or the loss of any Broadcast License (other than an Immaterial Broadcast License) for such Contract Station;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Holding Company, the Borrower and its Subsidiaries (including Unrestricted Subsidiaries) in an aggregate amount exceeding $25,000,000;

(d)  the assertion of any environmental matter by any Person against, or with respect to the activities of, the Holding Company, the Borrower or any of the Borrower’s Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that could reasonably be expected to result in liability of the Holding Company, the Borrower and the Borrower’s Subsidiaries (including Unrestricted Subsidiaries) in an aggregate amount exceeding $25,000,000; and

(e)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or the Holding Company, as applicable, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03.  Existence; Conduct of Business.  Each of the Borrower and the Holding Company will, and will cause each of the Borrower’s Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises (including the Broadcast Licenses, but excluding Immaterial Broadcast Licenses, for Owned Stations); provided that the foregoing shall not prohibit (a) any merger, consolidation, liquidation or dissolution permitted under Section 7.03 or (b) any merger or consolidation involving the Holding Company (but not involving the Borrower or any of its Subsidiaries).

SECTION 6.04.  Payment of Obligations.  Each of the Borrower and the Holding Company will, and will cause each of the Borrower’s Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Holding Company, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05.  Maintenance of Properties; Insurance.  Each of the Borrower and the Holding Company will, and will cause each of the Borrower’s Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, provided that the Borrower will in any event maintain (with respect to itself, each of its Subsidiaries and each Owned Station), and will use its reasonable best efforts to cause the Material Third-Party Licensee for each Contract Station (or the Person that owns the Capital Stock of such Material Third-Party Licensee) to maintain (with respect to itself and such Contract Station), casualty insurance and insurance against claims and damages with respect to defamation, libel, slander, privacy or other similar injury to person or reputation (including misappropriation of personal likeness), in such amounts as are then customary for Persons engaged in the same or similar business similarly situated.

SECTION 6.06.  Books and Records; Inspection Rights.  Each of the Borrower and the Holding Company will, and will cause each of the Borrower’s Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each of the Borrower and the Holding Company will, and will cause each of the Borrower’s Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 6.07.  Compliance with Laws and Contractual Obligations.  Each of the Borrower and the Holding Company will, and will cause each of the Borrower’s Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and all of its Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Revolving Loans and the proceeds of the Incremental Loans (if any) will be used for the general corporate purposes of the Borrower and its Subsidiaries, including working capital requirements, Capital Expenditures, and acquisitions and Investments to the extent permitted hereunder (in each case, in compliance with all applicable legal and regulatory requirements).  Letters of Credit will be issued only for general corporate purposes of the Borrower and its Subsidiaries as specified above.  The proceeds of the Tranche A-1 Term Loans will be used solely to redeem in full the Borrower’s 8-¾% Senior Subordinated Notes due 2011 outstanding under an indenture dated as of December 10, 2001 (and to pay accrued interest and premium thereon to the date of such redemption).  Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of proceeds of any Loan.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 6.09.  Certain Obligations Respecting Subsidiaries; Intermediate Holding Company.

(a)  Subsidiary Guarantors.  The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower are “Subsidiary Guarantors” hereunder.  Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary that shall constitute a Subsidiary hereunder, the Borrower and its Subsidiaries will cause such new Subsidiary, to (i) become a “Subsidiary Guarantor” hereunder, and an “Obligor” under the Security Agreement pursuant to a Borrower Subsidiary Guarantor Assumption Agreement, duly completed and executed by such Subsidiary, (ii) deliver certificates (if any) of ownership interests of any Subsidiaries of such new Subsidiary in each case accompanied by undated stock or other similar powers executed in blank and (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Third Restatement Effective Date or as the Administrative Agent shall have requested.

Notwithstanding the foregoing, the Borrower shall not be required to cause any Non-Media Subsidiary of the Borrower (or any of such Subsidiary’s Non-Media Subsidiaries) to become a “Subsidiary Guarantor” hereunder or an “Obligor” under the Security Documents, so long as the following requirements are satisfied:  (a) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness and has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Borrower or any of its Subsidiaries (other than the Subsidiaries of such Subsidiary); (b) such Subsidiary is directly owned by a Guarantor hereunder which is a Wholly Owned Subsidiary and the Capital Stock of such Guarantor has been pledged in favor of the Administrative Agent pursuant to the Security Agreement and (c) at the time of acquisition of such Subsidiary by the Borrower, the entering into of a Borrower Subsidiary Guarantor Assumption Agreement by such Subsidiary (and its Subsidiaries) would violate any provision of applicable law or any agreement to which such Subsidiary is a party; provided that if at any time thereafter such Subsidiary (or any of its Subsidiaries) shall cease to be subject to the prohibitions referred to in clause (c) above, the Borrower will take such action, and will cause each of its Subsidiaries to take such action, promptly to ensure that such Subsidiary (and/or the relevant Subsidiary or Subsidiaries of such Subsidiary) become “Subsidiary Guarantors” hereunder and/or “Obligors” under the Security Documents, as applicable, and in that connection to satisfy the requirements under the immediately succeeding paragraph.  In addition, notwithstanding anything herein to the contrary, the Borrower shall not be required to, or to cause any of its Subsidiaries to, pledge the Capital Stock of any Non-Media Subsidiary owned by the Borrower and its Subsidiaries that is not required to become a Subsidiary Guarantor pursuant to the immediately preceding sentence, if, at the time of the acquisition of such Non-Media Subsidiary by the Borrower, such pledge would violate any provision of applicable law or any agreement to which such Non-Media Subsidiary is a party.

(b)  Ownership of Subsidiaries.  The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is (i) if such Subsidiary is a Non-Media Subsidiary, at least a majority-owned Subsidiary and (ii) otherwise, a Wholly Owned Subsidiary.  In the event that any additional Capital Stock shall be issued by any Subsidiary (other than by any Subsidiary the Capital Stock of which is not required to be pledged pursuant to the second paragraph of Section 6.09(a)), the respective Obligor agrees forthwith to deliver to the Administrative Agent pursuant to the Security Agreement the certificates (if any) evidencing such Capital Stock, accompanied by undated stock or other similar powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement.

(c)  Intermediate Holding Company.  In the event the Holding Company shall at any time wish to cause the Borrower to become an indirectly Wholly Owned Subsidiary of the Holding Company, the Holding Company shall promptly notify the Administrative Agent thereof and, as conditions precedent thereto, shall cause the Subsidiary of the Holding Company that shall become the direct owner of 100% of the Capital Stock of the Borrower (an “Intermediate Holding Company”) (i) to become (x) a “Guarantor” hereunder pursuant to a written agreement in form and substance satisfactory to the Administrative Agent and (y) the pledgor of the Capital Stock of the Borrower under the Security Agreement pursuant to an amendment thereto in form and substance satisfactory to the Administrative Agent, (ii) to deliver to the Administrative Agent such proof of corporate action, incumbency of officers, opinions of counsel and other documents with respect to such Intermediate Holding Company as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Third Restatement Effective Date or as the Administrative Agent shall have requested and (iii) to take such other action as the Administrative Agent shall have requested to perfect the security interest created in such Capital Stock pursuant to such amendment.  Without limiting the foregoing, in the event that at any time the Borrower shall become a directly Wholly Owned Subsidiary of an Intermediate Holding Company in accordance with the immediately preceding sentence, the Holding Company shall at all times remain a Guarantor hereunder and, at such time, shall pledge the Capital Stock of such Intermediate Holding Company under the Security Agreement pursuant to an amendment thereto in form and substance satisfactory to the Administrative Agent.  Notwithstanding anything herein or in the other Loan Documents to the contrary, the Lenders hereby authorize the Administrative Agent to enter into each such agreement and amendment contemplated by this paragraph without any further authorization or action by the Lenders in order to effect the foregoing.

SECTION 6.10.  Designated SBG Subsidiaries.

(a)  Designation.  The Holding Company and the Borrower may, at any time or from time to time upon not less than five Business Days’ notice to the Administrative Agent (or such shorter period which is acceptable to the Administrative Agent), designate any Subsidiary of the Holding Company (other than the Borrower or any of its directly and indirectly owned Subsidiaries) (including any newly acquired or newly formed Subsidiary of the Holding Company) to be a “Designated SBG Subsidiary” for purposes of this Agreement.  The designation by the Holding Company of any Subsidiary of the Holding Company as a Designated SBG Subsidiary hereunder shall be effective subject to satisfaction of the following conditions: (i) immediately before and after giving effect to such designation, no Default shall have occurred or be continuing, (ii) except as provided in the last paragraph of paragraph (b) of this Section, such Subsidiary shall have complied with the requirements of the first paragraph of such paragraph (b) and (iii) the Administrative Agent shall have received a certificate of a senior officer of the Holding Company and the Borrower certifying that the conditions to the designation of such Designated SBG Subsidiary under this Section have been satisfied.

(b)  SBG Subsidiary Guarantors.  Subject to the immediately succeeding paragraph, the Holding Company will cause each Designated SBG Subsidiary to (i) become a “Subsidiary Guarantor” hereunder and an “Obligor” under the Security Agreement pursuant to a SBG Subsidiary Guarantor Assumption Agreement, duly completed and executed by such Designated SBG Subsidiary (and each of its Subsidiaries), the Holding Company and the Borrower, (ii) deliver certificates (if any) of ownership interests of such Designated SBG Subsidiary and each of its Subsidiaries in each case accompanied by undated stock or other similar powers executed in blank, pursuant to the Security Agreement and (iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Third Restatement Effective Date or as the Administrative Agent shall have requested.

Notwithstanding the foregoing, any Designated SBG Subsidiary that is a Non-Media Subsidiary (and its Non-Media Subsidiaries, if any) shall not be required to become a “Subsidiary Guarantor” hereunder or an “Obligor” under the Security Documents, so long as the following requirements are satisfied:  (a) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness and has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Borrower or any of its Subsidiaries (other than the Subsidiaries of such Subsidiary); (b) such Subsidiary is directly owned by a Guarantor hereunder which is a Wholly Owned Subsidiary and the Capital Stock of such Guarantor has been pledged in favor of the Administrative Agent pursuant to the Security Agreement and (c) at the time of acquisition of such Subsidiary by the Holding Company, the entering into of a SBG Subsidiary Guarantor Assumption Agreement by such Subsidiary (and its Subsidiaries) would violate any provision of applicable law or any agreement to which such Subsidiary is a party; provided that if at any time thereafter such Subsidiary (or any of its Subsidiaries) shall cease to be subject to the prohibitions referred to in clause (c) above, the Holding Company will take such action, and will cause each of its Subsidiaries to take such action, promptly to ensure that such Subsidiary (and/or the relevant Subsidiary or Subsidiaries of such Subsidiary) become “Subsidiary Guarantors” hereunder and/or “Obligors” under the Security Documents, as applicable, and in that connection to satisfy the requirements under the immediately succeeding paragraph.  In addition, notwithstanding anything herein to the contrary, the Holding Company shall not be required to, or to cause any of its Subsidiaries to, pledge the Capital Stock of any Non-Media Subsidiary owned by the Holding Company and its Subsidiaries that is not required to become a Subsidiary Guarantor pursuant to the immediately preceding sentence, if, at the time of the acquisition of such Non-Media Subsidiary by the Holding Company, such pledge would violate any provision of applicable law or any agreement to which such Non-Media Subsidiary is a party.

(c)  Removal.  The Holding Company and the Borrower may, at any time or from time to time upon not less than five Business Days’ notice to the Administrative Agent (or such shorter period which is acceptable to the Administrative Agent), remove any Designated SBG Subsidiary as a “Subsidiary” and, in the case of any SBG Subsidiary Guarantor, a Guarantor and an Obligor hereunder and under the other Loan Documents if all of the following conditions apply as of the date specified for the effectiveness of such removal: (i) immediately before and after giving effect to such removal, no Default shall have occurred or be continuing; (ii) after giving effect to such removal, such Designated SBG Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness and has not guaranteed or otherwise provided credit support at the time of such removal for any Indebtedness of the Borrower or any of its Subsidiaries; (iii) any Investment in such Designated SBG Subsidiary made as a result of such removal shall not violate the provisions of Section 7.07; (iv) such removal shall be treated as a Disposition of the assets of such Designated SBG Subsidiary and shall not violate the provisions of Section 7.05(c) or Section 7.09; and (vi) any such removal shall be evidenced to the Administrative Agent by furnishing the Administrative Agent a senior officer’s certificate of the Holding Company and the Borrower certifying that such removal complies with the foregoing conditions.  Upon the satisfaction of such conditions, such Designated SBG Subsidiary (and each of its Subsidiaries) shall cease to be a “Subsidiary” hereunder and, in the case of any SBG Subsidiary Guarantor, a “Subsidiary Guarantor” and an “Obligor” hereunder and under the other Loan Documents and shall be released from all (and shall cease to have any) obligations as such hereunder and under the other Loan Documents.

(d)  Ownership of Designated SBG Subsidiaries.  The Holding Company will take such action, and will cause each Designated SBG Subsidiary, so long as it shall remain a Designated SBG Subsidiary hereunder, to take such action from time to time as shall be necessary to ensure that such Designated SBG Subsidiary (and each of its Subsidiaries) is (i) if such Designated SBG Subsidiary (and each of its Subsidiaries) is a Non-Media Subsidiary, at least a majority-owned Subsidiary of the Holding Company and (ii) otherwise, a Wholly Owned Subsidiary of the Holding Company.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrower (other than with respect to Section 7.18) and the Holding Company (solely with respect to each of the Designated SBG Subsidiaries and Section 7.18) covenants and agrees with the Lenders that:

SECTION 7.01.  Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)  Indebtedness to the Lenders hereunder (including in respect of Incremental Loans) and under the other Loan Documents;

(b)  Indebtedness outstanding on the Third Restatement Effective Date and identified in Schedule 7.01(b);

(c)  unsecured, senior subordinated or subordinated Indebtedness of the Borrower (which may be guaranteed on a subordinated basis by any Subsidiary Guarantor) (such Indebtedness and/or guarantees being collectively referred to as the “Additional Subordinated Notes”), provided that (i) no scheduled payments, prepayments, redemptions or sinking fund or like payments in respect of such Indebtedness shall be required prior to December 31, 2013, (ii) the terms and conditions of such Indebtedness shall not be more restrictive on the Borrower and its Subsidiaries than the terms and conditions customarily found in subordinated debt of a similar type issued by similar issuers under Rule 144A or in a public offering as reasonably determined by the Administrative Agent, and the terms of subordination thereof shall also extend to cover obligations of the Borrower and its Subsidiaries in respect of any Hedging Agreements to which the Borrower and any of the Lenders and their respective Affiliates are parties and (iii) no Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom;

(d)  Indebtedness of Subsidiaries of the Borrower owing to the Borrower or to other Subsidiaries of the Borrower and Indebtedness of the Borrower owing to any of the Designated SBG Subsidiaries;

(e)  Subordinated Film Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not exceeding $30,000,000 at any one time outstanding, provided that the terms and conditions of each agreement or instrument evidencing or governing such Indebtedness shall be satisfactory to the Administrative Agent;

(f)  Guarantees by one or more of the Borrower and the Subsidiary Guarantors of the obligations of other Persons (including Affiliates); provided that the aggregate principal amount of Indebtedness so guaranteed may not exceed $75,000,000 at any one time outstanding;

(g)  Indebtedness (including Indebtedness of the Receivables Subsidiary) incurred in connection with any Receivables Financing on terms satisfactory to the Administrative Agent, provided that after giving effect thereto the aggregate face amount of Receivables of the Borrower and its Subsidiaries (other than any Receivables Subsidiary) that have not been sold or financed shall be at least $100,000,000;

(h)  Indebtedness incurred in connection with capital leases in respect of broadcast towers or equipment of the Borrower or any of its Subsidiaries, provided that the aggregate principal amount of such Indebtedness may not exceed $25,000,000 at any one time outstanding;

(i)  off-balance sheet Indebtedness incurred by the Borrower or any of its Subsidiaries to finance broadcast towers or equipment on terms satisfactory to the Administrative Agent; provided that the aggregate principal amount of such Indebtedness may not exceed $50,000,000 at any one time outstanding;

(j)  senior unsecured Indebtedness of the Borrower issued after the date hereof in an aggregate principal amount not exceeding $300,000,000 at any one time outstanding; provided that (i) no scheduled payments, prepayments, redemptions or sinking fund or like payments on such Indebtedness shall be required prior to December 31, 2013, (ii) the terms and conditions of such Indebtedness shall not be more restrictive on the Borrower and its Subsidiaries than the terms and conditions customarily found in senior unsecured notes of similar issuers issued under Rule 144A or in a public offering as reasonably determined by the Administrative Agent and (iii) no Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom;

(k)  additional unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding $100,000,000 at any one time outstanding, provided that no Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom; and

(l)  Indebtedness of the Non-Media Subsidiaries incurred after the date hereof in an aggregate principal amount not exceeding $110,000,000 at any one time outstanding, provided that no Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom.

SECTION 7.02.  Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created pursuant to the Security Documents;

(b)  Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with GAAP;

(c)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under clause (j) of Article VIII;

(d)  pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(e)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g)  Liens on the Capital Stock of Cunningham owned by Carolyn C. Smith acquired by the Borrower or any of its Subsidiaries pursuant to the exercise of the Cunningham Options, to the extent such Liens are in existence on the date of such acquisition;

(h)  Liens on the property of the Borrower and the Subsidiary Guarantors securing Guarantees referred to in Section 7.01(f), provided that the aggregate Indebtedness secured thereby shall not exceed $75,000,000 at any one time outstanding;

(i)  Liens resulting from the defeasance (but only to extent permitted under Section 7.12) of the Indebtedness under the Note Indentures in accordance therewith;

(j)  Liens upon real and/or personal property existing on the date hereof, provided that the aggregate Indebtedness and/or other obligations secured thereby shall not exceed $15,000,000;

(k)  additional Liens upon real and/or personal property created after the date hereof, provided that the aggregate Indebtedness and/or other obligations secured thereby and incurred on and after the date hereof shall not exceed $5,000,000 in the aggregate at any one time outstanding;

(l)  Liens (if any) created in connection with any Receivables Financing permitted under Section 7.01(g);

(m)  Liens upon property of any Non-Media Subsidiary securing Indebtedness of such Non-Media Subsidiary permitted under Section 7.01(l), provided that the aggregate Indebtedness secured by Liens upon property of all Non-Media Subsidiaries permitted under this clause (m) shall not exceed $110,000,000 in the aggregate at any one time outstanding; and

(n)  any extension, renewal or replacement of the foregoing, provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property).

SECTION 7.03.  Mergers, Consolidations, Etc.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:

(a)  any Subsidiary may be merged or consolidated with or into any other Subsidiary; provided that:

(i)  if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;

(ii)  if any such transaction shall be between a Subsidiary Guarantor and a Subsidiary not a Subsidiary Guarantor, and such Subsidiary Guarantor is not the continuing or surviving entity, then the continuing or surviving entity shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and under the other Loan Documents;

(b)  any License Subsidiary may be merged or consolidated with or into (i) any other License Subsidiary or (ii) a newly formed Subsidiary of the Borrower (which may be organized as a limited liability company) established for the purpose of becoming a License Subsidiary, provided that such newly formed Subsidiary (x) if it is the continuing or surviving entity, it shall have assumed all of the obligations of such Subsidiary hereunder and under the other Loan Documents and (y) shall be in compliance with Section 7.14;

(c)  any Subsidiary may be merged or consolidated with or into any other Person to effect an Acquisition permitted under Section 7.04, provided that the continuing or surviving entity shall be a Subsidiary of the Borrower and, if not a Subsidiary Guarantor prior to such merger or consolidation, such continuing or surviving entity shall have assumed all of the obligations of such Subsidiary hereunder and under the Loan Documents; and

(d)  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower, provided that the Borrower shall be the continuing or surviving entity.

SECTION 7.04.  Acquisitions.  The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or Capital Stock of, or be a party to any acquisition of, any Person, or acquire any option to make any such acquisition, except:

(a)  purchases of inventory, programming rights and other property to be sold or used in the ordinary course of business;

(b)  Investments permitted under Section 7.07;

(c)  Restricted Payments permitted under Section 7.08;

(d)  Capital Expenditures of the Borrower and its Subsidiaries;

(e)  the Borrower and its Subsidiaries may consummate each Approved Acquisition and any Other Acquisition (including the exercise of the Cunningham Options), provided that, if applicable:

(i)  both immediately prior after giving effect to such Acquisition, no Default shall have occurred and be continuing (and, in the case of such Acquisition, the Borrower shall be in compliance with the Total Indebtedness Ratio under Section 7.11(c), calculated on a pro forma basis as if such Acquisition had been consummated on the first day of the relevant period);

(ii)  each assignment or transfer of control of Broadcast Licenses to the Borrower or any of its Subsidiaries shall have been approved by

(A)  an Initial FCC Order, in the case of any such Approved Acquisition or if the aggregate consideration for any Other Acquisition and all Other Acquisitions permitted under this clause (e) and consummated after the date hereof which have not been approved by a Final FCC Order is equal to or less than $300,000,000 in the aggregate or

(B)  a Final FCC Order, in all other cases (including the exercise of the Cunningham Options);

(iii)  if the Administrative Agent or the Required Lenders shall have so requested, the Administrative Agent shall have received an opinion of FCC counsel satisfactory to the Administrative Agent or the Required Lenders, as the case may be, in its (or their) reasonable judgment to the effect that such transfer shall have been so approved by an Initial FCC Order or a Final FCC Order, as the case may be, and that such Broadcast Licenses have been validly assigned to the Borrower or such Subsidiary;

(iv)  if the Aggregate Consideration for such Acquisition is equal to or greater than $75,000,000, the Borrower shall furnish to the Lenders a certificate showing calculations (after giving effect to borrowings and prepayments hereunder to be made on such date and calculated on a pro forma basis as if such Acquisition had been consummated on the first day of the period of four fiscal quarters of the Borrower ending on or most recently ended prior to such date) in reasonable detail that demonstrate that such Acquisition will not result in a Default under Section 7.11 or sub-clause

(vi)  of this clause (e);

(v)  if the Aggregate Consideration for such Acquisition is equal to or greater than $75,000,000, no later than the date falling ten Business Days (or such shorter period as the Administrative Agent may agree) prior to the date that such Acquisition is consummated, the Borrower shall have delivered to the Administrative Agent drafts or executed counterparts of such of the respective agreements or instruments (including Program Services Agreements) pursuant to which such Acquisition is to be consummated (together with any related option or other material agreements), any schedules or other material ancillary documents to be executed or delivered in connection therewith, all of which shall be satisfactory in form and substance to the Administrative Agent; and

(vi)  promptly following request therefor, copies of such information or documents relating to such Acquisition as the Administrative Agent or any Lender (through the Administrative Agent) shall have reasonably requested; and

(f)  the acquisition of property in connection with any exchanges permitted under Section 7.05.

SECTION 7.05.  Dispositions.  The Borrower will not, nor will it permit any of its Subsidiaries to, without the prior written consent of the Required Lenders, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or property, whether now owned or hereafter acquired including receivables and leasehold interests, except:

(a)  the Disposition of any inventory or other property in the ordinary course of business and on ordinary business terms;

(b)  the Disposition of obsolete or worn-out property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Borrower and its Subsidiaries shall not have a fair market value in excess of $10,000,000;

(c)  the Borrower or any of its Subsidiaries may dispose of assets (including by way of an exchange for assets of equal or greater value, as determined in good faith by the Board of Directors of the Borrower or such Subsidiary), including assets relating to any Owned Station that is a television broadcasting station or a radio broadcasting station (or the Capital Stock of the Subsidiary of the Borrower that owns such assets if such Subsidiary does not own property related to any other Owned Station not included in such Disposition), provided that:

(i)  both immediately prior to such Disposition and, after giving effect thereto, no Default shall have occurred and be continuing;

(ii) such Disposition is a sale to any Person for cash or in exchange for assets, in each case. in an amount not less than the fair market value of the assets being disposed of;

(iii)  in the case of the Disposition (including an exchange) of assets relating to any Owned Station that is a television broadcasting station or a radio broadcasting station (or the Capital Stock of the Subsidiary of the Borrower that owns such assets if such Subsidiary does not own property related to any other Owned Station not included in such Disposition):

(A)  the EBITDA Percentage attributable to such assets together with the EBITDA Percentage attributable to all other such assets sold or exchanged pursuant to this clause (iii) during the immediately preceding twelve month period shall not exceed 25%;

(B)  the EBITDA Percentage attributable to all other such assets sold or exchanged pursuant to this clause (iii) since the Third Restatement Effective Date shall not exceed 50%;

(C)  in the case of any such exchange of assets, the acquisition of such assets of such Person pursuant to such exchange shall comply with the provisions of Section 7.04(e); and

(D)  the Borrower shall have furnished to the Lenders, not later than the date falling five Business Days (or such shorter period as the Administrative Agent may agree) prior to the date of such Disposition a certificate in form and detail satisfactory to the Administrative Agent stating (and setting forth calculations in reasonable detail demonstrating) the EBITDA Percentage attributable to such Disposition and all other such assets so sold or exchanged for the relevant periods under clauses (A) and (B) above; and

(iv)  the Borrower shall have furnished to the Lenders such other information or documents relating to such Disposition as the Administrative Agent or any Lender or Lenders (through the Administrative Agent) shall have reasonably requested; and

(d)  the Borrower or any of its Subsidiaries may dispose of additional property for fair market value, provided that the aggregate fair market value of such additional property disposed of by the Borrower and its Subsidiaries in any fiscal year may not exceed $100,000,000;

(e)  the Borrower and its Subsidiaries may transfer Receivables in connection with any Receivables Financing permitted under Section 7.01(g);

(f)  any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property to the Borrower or a Wholly Owned Subsidiary of the Borrower (other than a License Subsidiary); provided that if any such sale is by a Subsidiary Guarantor to another Subsidiary which is not a Subsidiary Guarantor, then such Subsidiary shall have become a “Subsidiary Guarantor” hereunder and assumed all of the obligations of such Subsidiary Guarantor hereunder and under the other Loan Documents; and

(g) Approved Dispositions.

SECTION 7.06.  Lines of Business.  The Borrower will not permit at any time EBITDA for the most recent period of twelve consecutive full calendar months derived from (a) the business of owning and operating the Stations (and related retransmission facilities), (b) the commercial utilization of frequencies licensed, granted or leased to the Borrower or any of its Subsidiaries by the FCC, any other Governmental Authority or any other Person in connection with the television or radio broadcasting businesses and/or (c) the business of managing and/or consulting to television stations other than the Owned Stations, to less than 66-⅔% of EBITDA for such period.

SECTION 7.07.  Investments.  The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

(a)  operating deposit accounts with banks;

(b)  Permitted Investments;

(c)  (i) Investments by the Borrower and its Subsidiaries in Capital Stock of Subsidiaries of the Borrower (other than any Excluded Non-Media Subsidiaries) and (ii) advances by the Borrower and its Subsidiaries to any of the Subsidiary Guarantors, and advances by any of the Designated SBG Subsidiaries to the Borrower, in the ordinary course of business permitted to be incurred by Section 7.01(d);

(d)  Investments outstanding on the date hereof (other than Investments permitted under clauses (a), (b) and (c) of this Section) and identified in Schedule 4.14(b);

(e)  the acquisition of the Capital Stock of Persons or the formation of Wholly Owned Subsidiaries of the Borrower for the acquisition of Capital Stock of Persons, resulting in such Persons becoming Wholly Owned Subsidiaries of the Borrower, in each case for the purpose of enabling the Borrower and its Subsidiaries to consummate acquisitions permitted by Section 7.04;

(f)  Guarantees by Subsidiary Guarantors of Indebtedness of the Borrower to the extent such guarantees are permitted under Section 7.01;

(g)  Guarantees permitted under Section 7.01(f);

(h)  Investments by the Borrower and its Subsidiaries in any Receivables Subsidiary in connection with any Receivables Financing permitted under Section 7.01(g); and

(i)  additional Investments, provided that no Default shall have occurred and be continuing at the time of the making of each such Investment or would result therefrom;

SECTION 7.08.  Restricted Payments.  The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that, so long as no Default exists at the time of making such Restricted Payment or would result therefrom:

(a)  the Borrower may pay cash dividends on its common stock (i) in an aggregate amount not to exceed $100,000,000 or (ii) without regard to amount, if at the time of the declaration and making of, and after giving effect to, such dividends, the Total Indebtedness Ratio shall not be greater than 5.00 to 1;

(b)  the Borrower may pay cash dividends on its common stock that will be used by the Holding Company solely for the purpose of repaying, repurchasing and/or redeeming the Holding Company’s 6% Convertible Subordinated Debentures due 2012 in existence on the Third Restatement Effective Date;

(c)  the Borrower may pay cash dividends on its common stock, pay management fees and/or make royalty fee payments to the Holding Company that will be used by the Holding Company solely to pay general and administrative expenses of the Holding Company in an aggregate amount not to exceed $15,000,000 for any period of twelve consecutive full calendar months; and

(d)  the Borrower may pay cash dividends on its common stock if, at the time of the declaration and making of, and after giving effect to, each such dividend, the Borrower shall be in pro forma compliance Section 7.11(a).

Nothing herein shall be deemed to prohibit the payment of any dividends or distributions by any Wholly Owned Subsidiary of the Borrower to the Borrower or any other such Wholly Owned Subsidiary; provided that, notwithstanding anything in the Loan Documents to the contrary, no Designated SBG Subsidiary shall be permitted to make any dividend or other distributions, in cash or property (other than in its additional ownership interests), to the Holding Company or any Subsidiary of the Holding Company that directly owns the ownership interests of such Designated SBG Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such ownership interests or any option, warrant or other right to acquire any such ownership interests.

SECTION 7.09.  Transactions with Affiliates.  The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)  transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)  transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate;

(c)  any Restricted Payment permitted under Section 7.08; and

(d)  any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity.

SECTION 7.10.  Restrictive Agreements.  The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to (x) secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (y) Indebtedness permitted under clause (c), (d) or (j) of Section 7.01 but only to the extent that such restrictions are no more onerous on the Borrower and its Subsidiaries than the restrictions contained in the Existing Senior Subordinated Note Indentures and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 7.11.  Certain Financial Covenants.

(a)  Fixed Charges Ratio. The Borrower will not permit the Fixed Charges Ratio on any date to be less than 1.05 to 1.

(b)  Senior Indebtedness Ratio.  The Borrower will not permit the Senior Indebtedness Ratio on any date to be greater than 5.50 to 1.

(c)  Total Indebtedness Ratio.  The Borrower will not permit the Total Indebtedness Ratio on any date to be greater than the ratio set forth below opposite the period during which such date falls:

Period	Ratio
From the Third Restatement Effective Date
through December 31, 2007	7.00 to 1

From January 1, 2008
through December 31, 2008	6.75 to 1

From January 1, 2009
and at all times thereafter	6.50 to 1

SECTION 7.12.  Certain Other Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness or any Senior Notes, except for: (a) regularly scheduled payments of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness; and (b) the purchase, redemption, retirement or other acquisition or defeasance of any Subordinated Indebtedness or Senior Notes (together with any premium and accrued interest payable therein), provided that no Default shall have occurred and be continuing at the time of such purchase, redemption, retirement or other acquisition or defeasance or would result therefrom.

SECTION 7.13.  Modifications of Certain Documents.  Without the prior written consent of the Required Lenders, the Borrower will not, nor will it permit any of its Subsidiaries to, consent to any modification, supplement, waiver or termination of any of the provisions of any Program Services Agreement, Outsourcing Agreement, Subordinated Debt Document or Senior Note Document, if such modification, supplement, waiver or termination could reasonably be expected to be materially adverse to the interests of the Lender (subject to, in the case any of the Subordinated Debt Documents and the Senior Note Documents, the reasonable judgment of the Administrative Agent).  The Borrower will not, nor will it permit any of its Subsidiaries to, designate any Indebtedness (other than the Senior Notes and the Guarantees of any Subsidiary Guarantor in respect thereof) as “Designated Senior Indebtedness” or “Designated Guarantor Senior Indebtedness” (or equivalent terms), in each case under and as defined in any Senior Subordinated Note Indenture.

SECTION 7.14.  License Subsidiaries.

(a)  Whenever the Borrower or any of its Subsidiaries acquires any Broadcast License after the Third Restatement Effective Date, the Borrower shall (without limiting its obligations under Section 6.09) cause such acquisition to take place as follows in accordance with all applicable laws and regulations, including pursuant to approvals from the FCC: (i) each Broadcast License so acquired shall be transferred to and held by a Wholly Owned Subsidiary of the Borrower that is a License Subsidiary (provided that any License Subsidiary shall be permitted to hold one or more Broadcast Licenses); (ii) the related operating assets shall be transferred to and held by an operating company that is a Subsidiary of the Borrower (an “Operating Subsidiary”); and (iii) the Borrower shall deliver or cause to be delivered (if not theretofore delivered) to the Administrative Agent in pledge under the Security Agreement all Capital Stock of such License Subsidiary and such Operating Subsidiary (and, if reasonably requested by the Administrative Agent, furnish to the Administrative Agent evidence that the foregoing transactions have been so effected).

(b)  Notwithstanding anything herein to the contrary, the Borrower shall not permit any License Subsidiary to: (i) create, incur, assume or have outstanding any Indebtedness or other liabilities or obligations except for obligations under the Loan Documents and the contractual agreements with one or more Operating Subsidiaries entered into in the ordinary course of business solely with respect to the management of the relevant Station’s operations; (ii) own any right, franchise or other asset, except for Broadcast Licenses transferred to it by the

Borrower of which it is a Wholly Owned Subsidiary, Broadcast Licenses acquired in the ordinary course of business and rights under any such agreements with one or more Operating Subsidiaries; (iii) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (iv) create, incur or permit to exist any Lien (other than the Lien created by the Security Agreement) on or in respect of, or sell, lease, assign, transfer or otherwise dispose of, any of its rights, franchises or other assets; (v) engage in any business other than holding Broadcast Licenses, such agreements with Operating Subsidiaries and incidental activities thereto; or (vi) make or hold any Investment.

(c)  Notwithstanding anything in this Section to the contrary, the Borrower and the Subsidiary Guarantors shall not be obligated to effect any transaction contrary to law or the rules, regulations or policies of the FCC, and shall be permitted to unwind the transactions contemplated by this Section to the extent necessary to comply with a ruling of the FCC; provided that the Borrower shall and shall cause each of the Subsidiary Guarantors to use its best efforts to carry out the provisions of this Section consistent with all laws and all rules, regulations and policies of the FCC, including pursuing any necessary approval or consents of the FCC.

(d)  The Borrower will cause all Broadcast Licenses for Owned Stations at all times to be held in the name of the respective License Subsidiary for the Owned Station being operated under authority of such Broadcast Licenses.

SECTION 7.15.  Program Services Agreements and Outsourcing Agreements.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into (i) any local marketing agreement, time brokerage agreement, program services agreement or other similar agreement or (ii) any outsourcing agreement, servicing agreement or other similar agreement providing for:

(a)  the Borrower or any of its Subsidiaries to program or sell advertising time on all or any portion of the broadcast time of any television or radio station;

(b)  any Person other than the Borrower or any of its Subsidiaries to program or sell advertising time on all or any portion of the broadcast time of any Station; or

(c)  the Borrower or any of its Subsidiaries to deliver or receive non-programming related management and/or consulting services to or from any television station.

Notwithstanding the preceding sentence, (A) the Borrower or any of its Subsidiaries (other than License Subsidiaries) may enter into any Program Services Agreement with any other Person (including Affiliates), provided that (i) the aggregate amount payable by the Borrower and its Subsidiaries under all Program Services Agreements during any fiscal year of the Borrower, excluding Permitted Termination Payments (as defined in the next sentence) shall not exceed the Maximum Amount (as defined in the next sentence) for such fiscal year and (ii) after entering into any such Program Services Agreement, the BCF Percentage shall not exceed 30%, (B) the Borrower or any of its Subsidiaries may enter into any Passive LMA, provided that after giving effect thereto the Passive BCF Percentage shall not exceed 15% and (C) the Borrower or any of its Subsidiaries (other than License Subsidiaries) may enter into any Outsourcing Agreement with any other Person (including Affiliates), provided that after entering into any such Outsourcing Agreement, the BCF Percentage shall not exceed 30%.  For purposes of the preceding sentence, (i) a “Permitted Termination Payment” means a payment owing by the Borrower or any of its Subsidiaries by reason of the early termination of a Program Services Agreement relating to any of the television stations referred to below, provided that the amount of such payment shall not exceed the amount set forth below opposite the name of such television station:

Station	Termination Payment

WTTE-TV	$32,750,000
WNUV-TV	$21,850,000
WRGT-TV	$8,450,000
WTAT-TV	$6,700,000
WVAH-TV	$1,950,000
Other (as defined below)	$5,000,000	;

(ii) the “Maximum Amount” for any fiscal year of the Borrower means (x) for its fiscal year ending in 2006, $50,000,000 and (y) for any of its fiscal years thereafter, an amount equal to the Maximum Amount for its preceding fiscal year increased (or decreased, as the case may be) by the percentage of the increase (or decrease, as the case may be) in the Consumer Price Index for all Urban Consumers (as published by the U.S. Department of Labor) for the twelve month period ending in September of such preceding fiscal year; and (iii) ”Other” means any other broadcasting television station (x) sold by the Borrower or any of its Subsidiaries as permitted by Section 7.05(c) or (y) which is covered by a Program Services Agreement.

SECTION 7.16.  Limitation on Cure Rights.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement (a “Cure Right Agreement”) with or for the benefit of any other Person that limits the ability of the Borrower or such Subsidiary to exercise any rights or remedies under any agreement pursuant to which an Acquisition is to be consummated (an “Acquisition Agreement”); provided that the Borrower or any of its Subsidiaries may enter into or suffer to exist any Cure Right Agreement for the benefit of the lenders to any PSA Counterparty, as the case may be, to the extent that such lenders (or an agent on behalf of such lenders) has a security interest in the Acquisition Agreement to which such Cure Right Agreement relates.

SECTION 7.17.  Sale and Leaseback Transactions.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any arrangement with any other Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any of its Subsidiaries, other than such transactions not exceeding an aggregate sale price of $25,000,000.

SECTION 7.18.  Covenants Applicable to Holding Company.

(a)  Restrictive Agreements.  The Holding Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Holding Company to create, incur or permit to exist any Lien upon the Collateral (as defined in the Security Agreement) owned by the Holding Company as provided herein and in the Security Agreement, (ii) the ability of any Designated SBG Subsidiary or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets or (iii) the ability of any Subsidiary of any Designated SBG Subsidiary to pay dividends or other distributions to such Designated SBG Subsidiary with respect to its ownership interests or to Guarantee Indebtedness of the Borrower or any Subsidiary of the Borrower or the ability of any Designated SBG Subsidiary or any of its Subsidiaries to make loans or advances to the Borrower or any Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any Subsidiary of the Borrower; provided that the foregoing clauses (ii) and (iii) shall not apply to (x) restrictions and conditions imposed by law or by the Loan Documents and (y) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale (so long as such restrictions and conditions apply only to the Person that is to be sold and such sale is permitted under the Loan Documents).

(b)  Guarantees by Holding Company.  The Holding Company will not, nor will it permit any of the Designated SBG Subsidiaries to, guarantee any Subordinated Indebtedness of the Borrower or any of its Subsidiaries unless each such guarantee (i) is unsecured and subordinated in right of payment to the Holding Company’s or such Designated SBG Subsidiary’s guarantee (if any) under Article III on terms not less favorable to the Lenders than those contained in the Existing Senior Subordinated Note Indentures and (ii) contains other terms and conditions not more restrictive on the Holding Company and its Subsidiaries than those contained herein and in the Existing Senior Subordinated Note Indentures.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days; or

(c)  any representation or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made; or

(d)  the Borrower or the Holding Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to the existence of the Borrower or the Holding Company, as applicable), 6.08, 6.09 or 6.10 or in Article VII, or any Obligor shall default in the performance of any of its obligations contained in Section 4.02 or 5.02 of the Security Agreement; or

(e)  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document to which it is a party and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower; or

(f)  the Borrower, any Guarantor or any other Designated SBG Subsidiary shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $25,000,000 or more (for all such Persons), or in the payment when due of any amount under any Hedging Agreement for a notional principal amount exceeding $25,000,000 (for all such Persons); or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Hedging Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof or, in the case of a Hedging Agreement, to permit the payments owing under such Hedging Agreement to be liquidated; or

(g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor, any other Designated SBG Subsidiary or any Material Third-Party Licensee or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor, any other Designated SBG Subsidiary or any Material Third-Party Licensee or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)  the Borrower, any Guarantor, any other Designated SBG Subsidiary or any Material Third-Party Licensee shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor, any other Designated SBG Subsidiary or any Material Third-Party Licensee or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)  the Borrower, any Guarantor, any other Designated SBG Subsidiary or any Material Third-Party Licensee shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(j)  one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower, any Guarantor or any other Designated SBG Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, any Guarantor or any other Designated SBG Subsidiary to enforce any such judgment; or

(k)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l)  the Smith Brothers shall cease at any time collectively to own, directly or indirectly, legally or beneficially, shares of Capital Stock of the Holding Company representing at least 51% of the voting power of the Holding Company (other than by reason of death or disability), or the Holding Company shall cease at any time to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or

(m)  during any period of 25 consecutive calendar months, individuals who were directors of the Holding Company or the Borrower on the first day of such period shall no longer constitute a majority of the Board of Directors of the Holding Company or the Borrower, as the case may be; or

(n)  the Borrower shall deliver any “Change of Control Purchase Notice” (or any similar notice) under and as defined in any Senior Subordinated Note Indenture or Senior Note Indenture; or

(o)  any Broadcast License (other than an Immaterial Broadcast License) shall be terminated, forfeited or revoked or shall fail to be renewed for any reason whatsoever, or shall be modified in a manner materially adverse to the Borrower, or for any other reason (i) any License Subsidiary shall at any time cease to be a licensee under any Broadcast License (other than an Immaterial Broadcast License) relating to the Owned Station to which such Broadcast Licenses have been granted or the Subsidiary of the Borrower that owns 100% of the Capital Stock of such License Subsidiary shall otherwise fail to have all required authorizations, licenses and permits to construct, own, operate or promote such Owned Station, or (ii) any Material Third-Party Licensee for any Contract Station shall fail to preserve and maintain its legal existence or any of its material rights, privileges or franchises (including the Broadcast Licenses (other than an Immaterial Broadcast Licenses) for such Contract Station (other than by reason of such Contract Station becoming an Owned Station)); or

(p)  with respect to any Owned Station, the License Subsidiary with respect to such Owned Station shall at any time cease to be a Wholly Owned Subsidiary of the Subsidiary of the Borrower that owns the operating assets related to the Broadcast Licenses for such Owned Station; or the Borrower shall cease at any time to own all of the issued shares of the Capital Stock of any such Subsidiary; or

(q)  any transfer of any common stock or other ownership interests of the Borrower or any of its Subsidiaries or any right to receive such common stock or other ownership interests in the Borrower or any such Subsidiary, as the case may be, shall be transferred and either (i) such transfer shall fail to comply with any applicable provision of the Federal Communications Act of 1934, as amended from time to time, or any applicable FCC rule, regulation or policy, or (ii) the Administrative Agent shall not have received prior to such transfer an opinion reasonably satisfactory to the Required Lenders of counsel reasonably satisfactory to the Required Lenders to the effect that such transfer does so comply; or

(r)  the Liens created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under any of the Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents or any of the Guarantees of the Guarantors under Article III shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor; or

(s)  any Program Services Agreement shall be terminated prior to the stated expiration date thereof (other than in connection with the Borrower’s or any Subsidiary’s acquisition of the Contract Station subject thereto) and the Obligor party thereto shall not have entered into a replacement agreement relating to the Contract Station to which such Program Services Agreement relates that contains substantially similar payment terms as those set forth in such Program Services Agreement, or any party to any of the Program

Services Agreements shall default in any of its respective obligations thereunder and the Broadcast Cash Flow attributable to the Contract Station(s) subject to such Program Services Agreement(s), either individually or in the aggregate, for the most recent twelve month period is equal to or greater than 10% of Broadcast Cash Flow for such period; or

(t)  there shall have been asserted against the Borrower, any Guarantor, any other Designated SBG Subsidiary or any Unrestricted Subsidiary any claim with respect to any Environmental Liability that, in the judgment of the Required Lenders, is reasonably likely to be determined adversely to the Borrower or the affected Guarantor, other Designated SBG Subsidiary or Unrestricted Subsidiary, as the case may be, and the amount thereof could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (insofar as such amount is payable by any of the Borrower, the Guarantors, the other Designated SBG Subsidiaries or the Unrestricted Subsidiaries after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable thereof); or

(u)  any party to any Consent and Agreement shall default in the performance of any of its obligations thereunder, if such default, individually or together with other such defaults, could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Obligor described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower so long as no Default shall exist, to appoint a successor from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with a minimum capital and surplus of $500,000,000 and with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Agreement) release all or substantially all of the collateral or terminate any Lien with respect thereto under the Security Agreement or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Agreement, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a Disposition of property permitted hereunder or a Disposition to which the Required Lenders have consented.

Notwithstanding anything herein to the contrary, the Sole Lead Arranger and Sole Bookrunner, the Syndication Agents and the Documentation Agents named on the cover page of this Agreement shall have no duties or responsibilities hereunder except in their respective capacity, if any, as a Lender.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to the Borrower or any Subsidiary Guarantor, to it at Sinclair Television Group, Inc., 10706 Beaver Dam Road, Cockeysville, Maryland  21030, Attention of David B. Amy and Barry Faber (Telecopy No. (410) 568-1588); with a copy to Thomas & Libowitz, P.A., 100 Light Street, Baltimore, Maryland  21202, Attention of Steven Thomas (Telecopy No. (410) 752-2046);

(ii)  if to the Holding Company, to it at Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Cockeysville, Maryland  21030, Attention of David B. Amy and Barry Faber (Telecopy No. (410) 568-1588); with a copy to Thomas & Libowitz, P.A., 100 Light Street, Baltimore, Maryland  21202, Attention of Steven Thomas (Telecopy No. (410) 752-2046);

(iii)  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Loan and Agency Services (Telephone No. (713) 750-7919; Telecopy No. (713) 750-2358), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of Tracey Ewing (Telephone No. (212) 270-8916; Telecopy No. (212) 270-5127);

(iv)  if to the Issuing Lender, to JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, 4th Floor, Tampa, Florida 33610, Attention of Gina Thomas (Telephone No. (813) 432-6356; Telecopy No. (813) 432-5161), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of Tracey Ewing (Telephone No. (212) 270-8916; Telecopy No. (212) 270-5127);

(v)  if to the Swing Line Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Loan and Agency Services (Telephone No. (713) 750-7919; Telecopy No. (713) 750-2358), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of Tracey Ewing (Telephone No. (212) 270-8916; Telecopy No. (212) 270-5127); and

(vi)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent or waiver hereunder, without the written consent of each Lender, or (vi) release all or substantially all of the Subsidiary Guarantors from any of their guarantee obligations under Article III without the written consent of each Lender (except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Subsidiary Guarantor from such obligations that is the subject of a Disposition permitted hereunder or to which the Required Lenders have consented or to release any SBG Subsidiary Guarantor from such obligations in accordance with its removal as a Guarantor hereunder pursuant to Section 6.10); and provided, further, that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swing Line Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swing Line Lender, as the case may be, (y) any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor and (z) to the extent specified in Section 2.01(c), this Agreement may be amended to establish Incremental Loan Commitments of any Series pursuant to an Incremental Loan Amendment executed between the Borrower, the relevant Lenders of such Series and the Administrative Agent, and any such Incremental Loan Amendment shall not require the consent of any other party to this Agreement.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Revolving Loan shall be effective against the Revolving Lenders for purposes of the Revolving Commitments unless the Required Revolving Lenders shall have concurred with such waiver or modification.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by the Security Agreement or any other document referred to therein.

(b)  The Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swing Line Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swing Line Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swing Line Lender in its capacity as such.

(d)  To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)  with respect to an assignment of a Revolving Lender’s Revolving Commitment or a Revolving Lender’s obligations in respect of its LC Exposure or Swing Line Exposure, the Issuing Lender and the Swing Line Lender; and

(C)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan or Incremental Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of Term Loans or Incremental Term Loans, $1,000,000) and, after giving effect to such assignment, the assigning Lender shall not have Commitment(s) and/or Loan(s) less than $5,000,000, unless, in each case, each of the Borrower and the Administrative Agent otherwise consent, provided that (i) no such consent of the Borrower shall be required if an Event of Default under Article VIII has occurred and is continuing and (ii) in the event of concurrent assignments to two or more funds that are advised or managed by the same investment advisor, all such concurrent assignments shall be aggregated in determining compliance with this minimum assignment requirement;

(B) each partial assignment of Commitments or Loans of any Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment and Loans of such Class under this Agreement, provided that this clause shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(d) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Upon the effectiveness of this Agreement as provided in Section 5.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c)  Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this

Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or under any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than an Obligor.  For the purposes of this Section, “Information” means all information received from any Obligor relating to the Holding Company, the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by an Obligor; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 10.13.  Cure of Defaults by the Administrative Agent or the Lenders.  Notwithstanding anything contained herein to the contrary, the Administrative Agent or any Lender may in its sole discretion, but shall not be obligated to, (a) cure any monetary default under any Program Services Agreement or (b) cure, by monetary payment or by performance, any default under any lease or option agreement to which the Borrower or any Subsidiary is a party.  In each case referred to in the foregoing clauses (a) and (b), the Borrower shall reimburse the Administrative Agent or such Lender for any such payment, and shall indemnify the Administrative Agent or such Lender for any and all costs and expenses (including the fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with any such performance, in each case with interest, at the Alternate Base Rate plus the Applicable Rate, payable from the date of such payment or performance by the Administrative Agent or such Lender to the date of reimbursement by the Borrower.  Without limiting the generality of the foregoing, the Administrative Agent or any Lender may in its sole discretion, but shall not be obligated to, cure, by monetary payment or by performance, any default as permitted by any Consent and Agreement and the Borrower shall reimburse the Administrative Agent or such Lender for any such payment, and shall indemnify the Administrative Agent or such Lender for any and all costs and expenses (including the fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with any such performance, in each case with interest, at the Alternate Base Rate plus the Applicable Rate, payable from the date of such payment or performance by the Administrative Agent or such Lender to the date of reimbursement by the Borrower.

SECTION 10.14.  USA PATRIOT Act.  Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may be required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with said Act.

SECTION 10.15.  Effect of Amendment and Restatement.  On the Third Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety.  The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations under the Existing Credit Agreement as in effect immediately prior to the Third Restatement Effective Date and which remain outstanding, (ii) such obligations are in all respects continuing (as amended and restated hereby), (iii) the Liens and security interests as granted under the Security Documents securing payment of such obligations are in all respects continuing and in full force and effect and (iv) references in the Security Documents to the “Credit Agreement” (or words of like import) shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Security Document is hereby deemed amended accordingly.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

SINCLAIR TELEVISION GROUP, INC.

By	/s/ David B. Amy
Name:	David B. Amy
Title:	Secretary

Address for the Borrower:
10706 Beaver Dam Road
Cockeysville, Maryland 21030

Tax I.D. Number for the Borrower:
55-0829972

HOLDING COMPANY

SINCLAIR BROADCAST GROUP, INC.

By	/s/ David B. Amy
Name:	David B. Amy
Title:	Executive Vice President and Chief Financial Officer

Address for the Holding Company:
10706 Beaver Dam Road
Cockeysville, Maryland 21030

Tax I.D. Number for the Holding Company:
52-1494660

SUBSIDIARY GUARANTORS

KSMO, INC.
WCGV, INC.
SINCLAIR ACQUISITION IV, INC.
WLFL, INC.
SINCLAIR MEDIA I, INC.
WSMH, INC.
SINCLAIR MEDIA II, INC.
WSTR LICENSEE, INC.
WGME, INC.
SINCLAIR MEDIA III, INC.
WTTO, INC.
WTVZ, INC.
WYZZ, INC.
KOCB, INC.
KSMO LICENSEE, INC.
WDKY, INC.
WYZZ LICENSEE, INC.
KLGT, INC.
SINCLAIR TELEVISION COMPANY II, INC.
WSYX LICENSEE, INC.
WGGB, INC.
WTWC, INC.
SINCLAIR COMMUNICATIONS II, INC.
SINCLAIR HOLDINGS I, INC.
SINCLAIR HOLDINGS II, INC.
SINCLAIR HOLDINGS III, INC.
SINCLAIR TELEVISION COMPANY, INC.
SINCLAIR TELEVISION OF BUFFALO, INC.
SINCLAIR TELEVISION OF CHARLESTON, INC.
SINCLAIR TELEVISION OF NASHVILLE, INC.
SINCLAIR TELEVISION OF NEVADA, INC.
SINCLAIR TELEVISION OF TENNESSEE, INC.
SINCLAIR TELEVISION LICENSE HOLDER, INC.
SINCLAIR TELEVISION OF DAYTON, INC.
SINCLAIR ACQUISITION VII, INC.
SINCLAIR ACQUISITION VIII, INC.
SINCLAIR ACQUISITION IX, INC.
SINCLAIR ACQUISITION X, INC.
MONTECITO BROADCASTING CORPORATION
CHANNEL 33, INC.
WNYO, INC.

NEW YORK TELEVISION, INC.
BIRMINGHAM (WABM-TV) LICENSEE, INC.
RALEIGH (WRDC-TV) LICENSEE, INC.
SAN ANTONIO (KRRT-TV) LICENSEE, INC.
WVTV LICENSEE, INC.
SINCLAIR PROPERTIES, LLC
SINCLAIR PROPERTIES II, LLC

KBSI LICENSEE L.P.
WMMP LICENSEE L.P.
WSYT LICENSEE L.P.

By:	Sinclair Properties, LLC, General Partner

WEMT LICENSEE L.P.
WKEF LICENSEE L.P.

By:	Sinclair Properties II, LLC, General Partner

WGME LICENSEE, LLC

By:	WGME, Inc., Member

WICD LICENSEE, LLC
WICS LICENSEE, LLC
KGAN LICENSEE, LLC

By:	Sinclair Acquisition IV, Inc., Member

WSMH LICENSEE, LLC

By:	WSMH, Inc., Member

WPGH LICENSEE, LLC
KDNL LICENSEE, LLC
WCWB LICENSEE, LLC

By:	Sinclair Media I, Inc., Member

WTVZ LICENSEE, LLC

By:	WTVZ, Inc., Member

KLGT LICENSEE, LLC

By:	KLGT, Inc., Member

WCGV LICENSEE, LLC

By:	WCGV, Inc., Member

SCI — INDIANA LICENSEE, LLC
KUPN LICENSEE, LLC
WEAR LICENSEE, LLC
WFGX LICENSEE, LLC

By:	Sinclair Media II, Inc., Member

WLFL LICENSEE, LLC
WRDC, LLC

By:	WLFL, Inc., Member

WTTO LICENSEE, LLC

By:	WTTO, Inc., Member

WTWC LICENSEE, LLC

By:	WTWC, Inc., Member

WGGB LICENSEE, LLC

By:	WGGB, Inc., Member

KOCB LICENSEE, LLC

By:	KOCB, Inc., Member

WDKY LICENSEE, LLC
KOKH, LLC

By:	WDKY, Inc., Member

KOKH LICENSEE, LLC,

By:	KOKH, LLC, Member of KOKH Licensee, LLC

By:	WDKY, Inc., Member of KOKH, LLC

WUPN LICENSEE, LLC
WUTV LICENSEE, LLC
WXLV LICENSEE, LLC

By:	Sinclair Television of Buffalo, Inc., Member

WUXP LICENSEE, LLC

By:	Sinclair Television of Tennessee, Inc., Member

WCHS LICENSEE, LLC

By:	Sinclair Media III, Inc., Member

SINCLAIR FINANCE, LLC

By:	KLGT, Inc., Member

WZTV LICENSEE, LLC
WVAH LICENSEE, LLC
WNAB Licensee, LLC

By:	Sinclair Television of Nashville, Inc., Member

WMSN LICENSEE, LLC
WUHF LICENSEE, LLC

By:	Sinclair Television Company, Inc., Member

WTAT LICENSEE, LLC
WRLH LICENSEE, LLC

By:	Sinclair Television of Charleston, Inc., Member

WRGT LICENSEE, LLC

By:	Sinclair Television of Dayton, Inc., Member

SINCLAIR NEWSCENTRAL, LLC
CHESAPEAKE TELEVISION LICENSEE, LLC
KABB LICENSEE, LLC
SCI-SACRAMENTO LICENSEE, LLC
WLOS LICENSEE, LLC
SAN ANTONIO TELEVISION, LLC

By:	Sinclair Communications, LLC, Sole Member

By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

SINCLAIR PROGRAMMING COMPANY, LLC
SINCLAIR COMMUNICATIONS, LLC
INTERNET PROJECTS, LLC

	By:	Sinclair Television Group, Inc., Member

KDSM, LLC

	By:	Sinclair Broadcast Group, Inc., Member

KDSM LICENSEE, LLC

	By:	KDSM, LLC, Sole Member of KDSM Licensee, LLC

	By:	Sinclair Broadcast Group, Inc., Sole Member of KDSM, LLC

WDKA LICENSEE, LLC
WNYS LICENSEE, LLC

	By:	Sinclair Properties, LLC, Member

By:	/s/ David B. Amy
David B. Amy, in his capacity as Executive Vice President, Secretary or Manager, as the case may be

JPMORGAN CHASE BANK, N.A.,
as Swing Line Lender, as Issuing Lender and as Administrative Agent

By:	/s/ Tracey Navin Ewing
	Name:	Tracey Navin Ewing
	Title:	Vice President

Schedule 1.01(a)

SBG Subsidiary Guarantors

1. KDSM, LLC

2. KDSM Licensee, LLC

Schedule 1.01(c)

Existing Senior Subordinated Note Indentures

1.               Indenture, dated as of December 10, 2001, as heretofore amended, among Sinclair Television Group, Inc. (as issuer), the Guarantors named therein (as guarantors) and First Union National Bank (as trustee).

2.               Indenture, dated as of March 14, 2002, as heretofore amended, among Sinclair Television Group, Inc. (as issuer), the Guarantors named therein (as guarantors) and First Union National Bank (as trustee).

Schedule 1.01(d)

Unrestricted Subsidiaries

1.	Sinclair Radio of St. Louis, Inc.
2.	Tuscaloosa Broadcasting, Inc.
3.	Highwoods Joint Venture

 Schedule 1.03

Owned And Contract Stations

Market	Stations	Status	Channel	Affiliation	License Subsidiary
Minneapolis/St. Paul, Minnesota	WUCW (f/k/a KMWB)	Owned	23	CW	KLGT Licensee, LLC

Tampa, Florida	WTTA	Contract	38	MNT	N/A

Pittsburgh, Pennsylvania	WPGH	Owned	53	FOX	WPGH Licensee, LLC

	WPMY (f/k/a WCWB)	Owned	22	MNT	WCWB Licensee, LLC

St. Louis, Missouri	KDNL	Owned	30	ABC	KDNL Licensee, LLC

Baltimore, Maryland	WBFF	Owned	45	FOX	Chesapeake Television Licensee, LLC

	WNUV	Contract	54	CW	N/A

Market	Stations	Status	Channel	Affiliation	License Subsidiary
Raleigh/Durham, NorthCarolina	WLFL	Owned	22	CW	WLFL Licensee, LLC

	WRDC	Owned	28	MNT	Raleigh (WRDC-TV) Licensee, Inc.

Cincinnati, Ohio	WSTR	Owned	64	MNT	WSTR Licensee, Inc.

Milwaukee, Wisconsin	WCGV	Owned	24	MNT	WCGV Licensee, LLC

	WVTV	Owned	18	CW	WVTV Licensee, Inc.

Nashville, Tennessee	WZTV	Owned	17	FOX	WZTV Licensee, LLC

	WUXP	Owned	30	MNT	WUXP Licensee, LLC

	WNAB	Contract/	58	CW	N/A
		Ownership
		Pending

Columbus, Ohio	WTTE	Contract	28	FOX	N/A

	WSYX	Owned	6	ABC	WSYX Licensee, Inc.

Market	Stations	Status	Channel	Affiliation	License Subsidiary
Asheville, North Carolina and Greenville/ Spartanburg/Anderson, South Carolina	WMYA (f/k/a WBSC)	Contract/Owner-ship Pending	40	MNT	N/A

	WLOS	Owned	13	ABC	WLOS Licensee, LLC

San Antonio, Texas	KABB	Owned	29	FOX	KABB Licensee, LLC

	KMYS (f/k/a KRRT)	Owned	35	MNT	San Antonio (KRRT-TV) Licensee, Inc.

Norfolk, Virginia	WTVZ	Owned	33	MNT	WTVZ Licensee, LLC

Buffalo, New York	WUTV	Owned	29	FOX	WUTV Licensee, LLC

	WNYO	Owned	49	MNT	New York Television, Inc.

Oklahoma City, Oklahoma	KOCB	Owned	34	CW	KOCB Licensee, LLC

	KOKH	Owned	25	FOX	KOKH Licensee, LLC

Market	Stations	Status	Channel	Affiliation	License Subsidiary
Greensboro/Winston-Salem/High Point, North Carolina	WXLV	Owned	45	ABC	WXLV Licensee, LLC

	WMYV (f/k/a WUPN)	Owned	48	MNT	WUPN Licensee, LLC

Birmingham, Alabama	WTTO	Owned	21	CW	WTTO Licensee, LLC

	WABM	Owned	68	MNT	Birmingham (WABM-TV) Licensee, Inc.

Dayton, Ohio	WKEF	Owned	22	ABC	WKEF Licensee L.P.

	WRGT	Contract	45	FOX	N/A

Charleston/Huntington, West Virginia	WCHS	Owned	8	ABC	WCHS Licensee, LLC

	WVAH	Contract	11	FOX	N/A

Richmond, Virginia	WRLH	Owned	35	FOX	WRLH Licensee, LLC

Market	Stations	Status	Channel	Affiliation	License Subsidiary
Las Vegas, Nevada	KVMY (f/k/a KVWB)	Owned	21	MNT	KUPN Licensee, LLC

	KVCW (f/k/a KFBT)	Owned	33	CW	Channel 33, Inc.

Mobile, Alabama and Pensacola, Florida	WEAR	Owned	3	ABC	WEAR Licensee, LLC

	WFGX	Owned	35	MNT	WFGX Licensee, LLC

Flint/Saginaw/Bay City, Michigan	WSMH	Owned	66	FOX	WSMH Licensee, LLC

Lexington, Kentucky	WDKY	Owned	56	FOX	WDKY Licensee, LLC

Des Moines, Iowa	KDSM	Owned	17	FOX	KDSM Licensee, LLC

Syracuse, New York	WSYT	Owned	68	FOX	WSYT Licensee L.P.

	WNYS	Contract	43	MNT	N/A

Rochester, New York	WUHF	Owned	31	FOX	WUHF Licensee, LLC

Market	Stations	Status	Channel	Affiliation	License Subsidiary
Paducah, Kentucky and Cape Girardeau, Missouri	KBSI	Owned	23	FOX	KBSI Licensee L.P.

	WDKA	Contract	49	MNT	N/A

Portland, Maine	WGME	Owned	13	CBS	WGME Licensee, LLC

Madison, Wisconsin	WMSN	Owned	47	FOX	WMSN Licensee, LLC

Cedar Rapids, Iowa	KGAN	Owned	2	CBS	KGAN Licensee, LLC

Springfield, Massachusetts	WGGB	Owned	40	ABC	WGGB Licensee, LLC

Peoria/Bloomington, Illinois	WYZZ	Owned	43	FOX	WYZZ Licensee, Inc.

Charleston, South Carolina	WMMP	Owned	36	MNT	WMMP Licensee L.P.

	WTAT	Contract	24	FOX	N/A

Tallahassee, Florida	WTWC	Owned	40	NBC	WTWC Licensee, LLC

Tuscaloosa, Alabama	WDBB	Contract	17	CW	N/A

Springfield/Champaign, Illinois	WICS	Owned	20	ABC	WICS Licensee, LLC

	WICD	Owned	15	ABC	WICD Licensee, LLC

Schedule 4.01

Exceptions to Good Standing

1.             Sinclair Television of Tennessee, Inc., a Delaware corporation qualified to do business in the state of Tennessee.

2.             Sinclair Television of Nashville, Inc., a Tennessee corporation qualified to do business in the state of West Virginia.

Sinclair Television of Tennessee, Inc. and Sinclair Television of Nashville, Inc., are not in good standing in the state of Tennessee due to an audit by the Tennessee Department of Revenue on their franchise tax returns for the periods from 2001 to 2004.  As a result of the audit the Tennessee Department of Revenue assessed both companies additional franchise taxes which both companies are currently contesting.  The companies will not be put back into good standing until the matter is resolved.

Schedule 4.06(a)

Litigation

Certain of our stations have entered into Local Marketing Agreements (“LMAs”).   In 1999, the FCC implemented new local television ownership rules and decided to attribute LMAs for ownership purposes.  The FCC grandfathered our LMAs that were entered into prior to November 5, 1996, permitting the applicable stations to continue operations pursuant to the LMAs until the conclusion of the FCC’s 2004 biennial review of its ownership rules.  The FCC stated it would conduct a case-by-case review of grandfathered LMAs at that time and assess the appropriateness of extending the grandfathering periods.  Subsequently, the FCC invited comments as to whether, instead of beginning the review of the grandfathered LMAs in 2004, it should do so in 2006.  The FCC did not initiate any review of grandfathered LMAs in 2004 and has not indicated it would do so as part of its 2006 quadrennial review.  We cannot predict when, or if, the FCC will conduct any such review of grandfathered LMAs.

Some of our non-grandfathered LMAs would be required to be terminated under the 1999 rules, but the termination of those LMAs was stayed by the U.S. Court of Appeals for the D.C. Circuit.  Under the FCC ownership rules adopted in 2003, we would be allowed to continue to program most of the stations with which we have an LMA.  In the absence of a waiver, the 2003 rules would require us to terminate or modify three of our LMAs in markets where both the station we own and the station with which we have an LMA are ranked among the top four stations in their particular designated market area.  The FCC’s 2003 ownership rules include specific provisions permitting waivers of this “top four restriction.”  Although there can be no assurances, we have studied the application of the 2003 rules to our markets and believe we are qualified for waivers.  The 2003 rules have been stayed by the U.S. Court of Appeals for the Third Circuit and are on remand to the FCC.  Because the 2003 ownership rules have been remanded, it is not clear if we will be required to terminate or modify our LMAs in markets where we have such arrangements.

On April 22, 2003 an EEOC charge was filed by Richard Enderwood, a former KOKH research director claiming age discrimination after he was terminated for cause.  The charge resulted in a lawsuit which we received on December 29, 2003.  We were granted a motion to dismiss in part on May 24, 2004 and a motion for summary judgment on June 8, 2006.  On August 10, 2006 a Motion for Costs was granted in amount of $7,370.24 in our favor and we will begin the garnishment process.  On November 2006 appellate briefs were filed and a decision is pending.

On June 1, 2006 a complaint from Holiday Organization, Inc. was received against Builder1440 and co-defendant Builder MT alleging that the software sold to plaintiff did not work properly. Holiday Organization, Inc. is demanding a $125,000 refund and $1,000,000 in damages to its operations.  On July 28, 2006 an answer and counterclaim for unpaid maintenance fees was filed and in October 2006 initial disclosures were filed and discovery commenced.

On May 2, 2006 a complaint against KDSM and SBG by Sun Media claimed copyright infringement, breach of contract, and misappropriation of trade secrets.  On May 12, 2006 Sun Media offered to settle for $550,000.  A trial is scheduled for February 18, 2008 and initial disclosures have been filed.

In 2003, we filed with the FCC applications and associated waiver requests to acquire WRGT-TV, WTAT-TV, WVAH-TV, WNUV(TV), and WTTE(TV).  We also have pending a petition for reconsideration of the 2001 dismissal of an application to acquire WBSC-TV.  The Rainbow/PUSH Coalition (“Rainbow”) filed a petition to deny the five 2003 applications and to revoke all of our licenses.  The FCC’s Media Bureau denied the Rainbow petition, and Rainbow filed a petition for reconsideration, which is still pending.  The Media Bureau dismissed our applications in light of the Third Circuit’s stay of the FCC’s 2003 ownership rules and because the applications were not facially consistent with the 1999 local television ownership rule.  We filed with the full Commission an application for review of the dismissal, which is still pending before the FCC.

We timely filed with the FCC applications for the license renewal of television stations WXLV-TV, WUPN-TV, WLFL(TV), WRDC(TV), WLOS(TV), and WMMP(TV), all of which are located in either North or South Carolina.  On November 1, 2004, an organization calling itself “Free Press” filed a petition to deny the renewal applications of these stations.  Several individuals and an organization named “Sinclair Media Watch” also filed informal objections to the license renewal applications of WLOS(TV) and WBSC-TV, raising essentially the same arguments presented in the Free Press petition.  We opposed the petition to deny and informal objections against those stations, and the renewal applications are currently pending.

We timely filed with the FCC an application for the license renewal of WBFF(TV).  On September 1, 2004, Richard D’Amato filed a petition to deny the application.  We opposed the petition to deny, and the license renewal application is currently pending.

On October 12, 2004, the FCC issued a Notice of Apparent Liability for Forfeiture (“NAL”) in the amount of $7,000 per station to virtually every Fox station, including sixteen Fox affiliates licensed to us at that time.  The NAL alleged that the stations broadcast indecent material contained in an episode of a Fox network program that aired on April 7, 2003.  The Fox network and we filed oppositions to the NAL.  The proceeding is still pending.

FCC staff in the Investigations and Hearings Division of the FCC’s Enforcement Bureau have informed us that there are one or more formal or informal complaints currently pending against television stations WTTO(TV), WLFL(TV) and WLOS(TV) and certain of our other stations.  We received a copy of a letter to WLFL Licensee, LLC dated May 9, 2005, from FCC staff in the Investigations and Hearings Division of the FCC’s Enforcement Bureau informing us that the Enforcement Bureau is investigating allegations contained in a complaint about the broadcast of indecent material on television station WLFL(TV).

On July 21, 2005, we filed an application to acquire WNAB(TV).  Rainbow filed a petition to deny that application and also requested that the FCC initiate a hearing to investigate whether WNAB(TV) was improperly operated with WZTV(TV) and WUXP(TV), two stations licensed to us and located in the same market as WNAB(TV).  We and the licensee of WNAB(TV) opposed Rainbow’s filing, and the proceeding is currently pending.

On August 1, 2005, we timely filed with the FCC applications requesting renewal of the broadcast licenses for WICS-TV and WICD-TV in Springfield/Champaign, Illinois.  Subsequently, various viewers filed informal objections requesting that the FCC deny these renewal applications.  On August 1, 2005, we also timely filed with the FCC applications requesting renewal of the broadcast licenses for WCGV-TV and WVTV-TV in Milwaukee, Wisconsin.  On November 1, 2005, the Milwaukee Public Interest Media Coalition filed with the FCC a petition to deny these renewal applications.  On September 30, 2005, we timely filed with the FCC an application for the renewal of the broadcast license for KGAN-TV in Cedar Rapids, Iowa.  On December 28, 2005, an organization calling itself “Iowans for Better Local Television” filed a petition to deny that application.  We opposed the above-mentioned objections and petitions to deny, and the renewal applications are currently pending.

On March 15, 2006, the FCC issued a Notice of Apparent Liability for Forfeiture (NAL) in the amount of $32,500 per station to a number of CBS affiliated and owned and operated stations, including KGAN-TV in Cedar Rapids, Iowa, which is licensed to us.  The NAL alleged that the stations broadcast indecent material contained in an episode of “Without a Trace,” a CBS network program that aired on December 31, 2004 at 9:00 pm.  CBS opposed the NAL on behalf of its affiliates, and the NAL proceeding is still pending.

On August 11, 2006, the FCC sent a letter to us requesting information regarding the broadcast of video news releases, by seven stations licensed to us, without proper sponsorship identification in alleged violation of the Communications Laws.  We responded and denied that the stations violated the Communications Laws.  This matter is currently pending.

In October 2006, Mediacom Communications Corporation (“Mediacom”) filed a complaint and motion for preliminary injunction in a federal district court in Iowa asserting that the we had violated the federal antitrust laws, conducted tortious interference with contracts and business expectations, and engaged in unfair competition.  We opposed the motion.  Subsequently, the court issued an order denying Mediacom’s motion for preliminary injunction, and Mediacom filed an appeal of that order, which it subsequently withdrew.  An answer to the complaint is currently due on December 28, 2006.  On October 31, 2006, Mediacom filed with the FCC an Emergency Retransmission Consent Complaint and other associated pleadings, essentially alleging the same violations described above and also arguing that we failed to negotiate retransmission consent in good faith, as required by the Communications Laws.  Mediacom also separately filed a pleading with the FCC opposing the grant of the license renewal applications of thirty-nine stations licensed to us or receiving services from us, for the reasons stated above.  We opposed all of Mediacom’s FCC filings.  The FCC complaint proceeding and the license renewal proceedings are currently pending.

On November 7, 2006, the FCC sent a letter to us requesting information regarding the broadcast of certain programs, by over thirty stations licensed to us, without proper sponsorship identification in alleged violation of the Communications Laws.  A response to this request is currently due December 22, 2006.

Schedule 4.06(b)

Environmental Matters

None

Schedule 4.13(a)

Material Indebtedness

1.               Second Amended and Restated Credit Agreement, dated as of May 12, 2005, between Sinclair Television Group, Inc. (as borrower), various subsidiaries of Sinclair Broadcast Group, Inc. party thereto and Sinclair Broadcast Group, Inc. (as guarantors), various lenders (as lenders) and JPMorgan Chase Bank (as agent).

2.               $21.0 million Master Lease Agreement, dated December 1, 2000, between Sinclair Communications, Inc. (as lessee) and American Tower L.P. (as lessor) for tower space.

3.               $7.0 million Lease Agreement, dated May 25, 2000, between Sinclair Broadcast Group, Inc. (as lessee) and Beaver Dam Limited Liability Company (as lessor) for building space located at 10706 Beaver Dam Rd, Cockeysville, MD.

4.               (With #3, above) $7.0 million Lease Agreement, dated December 18, 1998, between Sinclair Communications, Inc. (as lessee) and Beaver Dam Limited Liability Company (as lessor) for building space located at 10706 Beaver Dam Rd, Cockeysville, MD.

5.               $310.0 million 8.75% Indenture, dated as of December 10, 2001, as heretofore amended, among Sinclair Television Group, Inc. (as borrower), the Guarantors named therein (as guarantors) and Wachovia Bank, National Association (formerly First Union National Bank) (as trustee), of which $307.4 million is currently outstanding.

6.               Mark to market of existing interest rate derivative transactions.

7.               $300.0 million 8.0% Indenture, dated as of March 14, 2002, as heretofore amended, among Sinclair Television Group, Inc. (as issuer), the Guarantors named therein (as guarantors) and Wachovia Bank, National Association (formerly First Union National Bank) (as trustee);  Add-on issuances of $125.0 million dated as of November 8, 2002, $125.0 million dated as of December 31, 2002 and $100.0 million dated as of May 29, 2003, of which $618.3 million is currently outstanding.

8.               $34.5 million Credit Agreement, dated March 20, 2003 between Cunningham Broadcasting Corporation. (as borrower), the Subsidiary Guarantors named therein (as guarantors) and JP Morgan Chase (as administrative agent), as amended.

9.               $150.0 million 4.875% Convertible Indenture, dated July 15, 2003 among Sinclair Broadcast Group, Inc. (as issuer), the Guarantors named therein and Wachovia Bank, National Association (formerly First Union National Bank) as trustee.

10.         $172.5 million 6.0% Convertible Indenture, as amended, dated September 1997 among Sinclair Broadcast Group, Inc. (as issuer), the Guarantors named therein and Wachovia Bank, National Association (formerly First Union National Bank) as trustee.

Schedule 4.13(b)

Liens

Liens filed in favor of JPMorgan Chase Bank, N.A. pursuant to the Credit Agreement dated as of May 12, 2005, among the Borrower (as assignee of the Holding Company), the Subsidiary Guarantors’ party thereto, the lenders’ party thereto and JPMorgan Chase Bank, N.A., as administrative agent for said lenders (as heretofore modified and supplemented and in effect on the date hereof.

Liens filed in favor of the State of Tennessee for the payment of franchise taxes, interest, penalties and fees, pending decision by taxing authority.

Schedule 4.14(a)

Subsidiaries

Company	State of Organization	Ownership	Nature of Ownership
Birmingham (WABM-TV) Licensee, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Acquisition IX, Inc.	100% of issued and outstanding stock

Channel 33, Inc.	Nevada	Wholly owned Subsidiary of Montecito Broadcasting Corporation	100% of issued and outstanding stock

Chesapeake Television Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of membership interest

Internet Projects, LLC	Maryland	Wholly owned Subsidiary of Sinclair Television Group, Inc.	100% of membership interest

KABB Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of membership interest

KBSI Licensee L.P.	Virginia	General Partner, Sinclair Properties, LLC Limited Partner, Sinclair Communications, LLC	98%, Sinclair Properties, LLC 2%, Sinclair Communications, LLC

KDNL Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Media I, Inc.	100% of membership interest

KGAN Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Acquisition IV, Inc.	100% of membership interest

KLGT, Inc. (formerly known as Lakeland Group Television, Inc.)	Minnesota	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

KLGT Licensee, LLC	Maryland	Wholly owned Subsidiary of KLGT, Inc.	100% of membership interest

KOCB, Inc. (formerly known as Superior Communications of a Oklahoma, Inc.)	Oklahoma	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

KOCB Licensee, LLC	Maryland	Wholly owned Subsidiary of KOCB, Inc.	100% of membership interest

Company	State of Organization	Ownership	Nature of Ownership
KOKH Licensee, LLC	Maryland	Wholly owned Subsidiary of KOKH, LLC	100% of membership interest

KOKH, LLC	Nevada	Wholly owned Subsidiary of WDKY, Inc.	100% of issued and outstanding stock

KSMO, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

KSMO Licensee, Inc.	Delaware	Wholly owned Subsidiary of KSMO, Inc.	100% of issued and outstanding stock

KUPN Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Media II, Inc.	100% of membership interest

Montecito Broadcasting Corporation	Delaware	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

New York Television, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Raleigh (WRDC-TV) Licensee, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Acquisition VIII, Inc.	100% of issued and outstanding stock

San Antonio (KRRT-TV) Licensee, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Acquisition X, Inc.	100% of issued and outstanding stock

San Antonio Television, LLC	Delaware	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of membership interest

SCI-Indiana Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Media II, Inc.	100% of membership interest

SCI- Sacramento Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of membership interest

Sinclair Acquisition IV, Inc. (f/k/a WDBB, Inc.)	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Sinclair Acquisition VII, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications II, Inc.	100% of issued and outstanding stock

Company	State of Organization	Ownership	Nature of Ownership
Sinclair Acquisition VIII, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications II, Inc.	100% of issued and outstanding stock

Sinclair Acquisition IX, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications II, Inc.	100% of issued and outstanding stock

Sinclair Acquisition X, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications II, Inc.	100% of issued and outstanding stock

Sinclair Communications, LLC	Maryland	Wholly owned subsidiary of Sinclair Television Group, Inc.	100% of issued and outstanding stock

Sinclair Communications II, Inc.	Delaware	Wholly owned Subsidiary of Sinclair Television Group, Inc.	100% of issued and outstanding stock

Sinclair Finance, LLC	Minnesota	Wholly owned Subsidiary of KLGT, Inc.	100% of membership interest

Sinclair Holdings I, Inc. (f/k/a Max Radio, Inc.)	Virginia	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Sinclair Holdings II, Inc. (f/k/a/ MTR Holding Corp)	Virginia	69% owned by Sinclair Communications, LLC 31% owned by Sinclair Holdings I, Inc.	69% of issued and outstanding stock owned by Sinclair Communications, LLC 31% of issued and outstanding stock owned by Sinclair Holdings I, Inc.

Sinclair Holdings III, Inc. (f/k/a/ Max Investors, Inc.)	Virginia	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Sinclair Media I, Inc. (formerly known as WPGH, Inc.)	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Company	State of Organization	Ownership	Nature of Ownership
Sinclair Media II, Inc. (formerly known as WTTE, Channel 28, Inc.)	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Sinclair Media III, Inc. (formerly known as WSTR, Inc.)	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Sinclair NewsCentral, LLC	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of membership interest

Sinclair Programming Company, LLC	Maryland	Wholly owned Subsidiary of Sinclair Television Group, Inc.	100% of membership interest

Sinclair Properties, LLC	Virginia	26.4% by Sinclair Holdings I, Inc. 45.8% by Sinclair Communications, LLC 26.9% by Sinclair Holdings III, Inc. .9% by Sinclair Holdings II, Inc.	26.4% of membership interest 45.8% of membership interest 26.9% of membership interest . .9% membership interest

Sinclair Properties II, LLC	Virginia	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of membership interest

Sinclair Television Company, Inc.	Delaware	Wholly owned Subsidiary of Sinclair Communications II, Inc.	100% of issued and outstanding stock

Sinclair Television Company II, Inc. (f/k/a Sullivan Broadcasting Company II, Inc.)	Delaware	Wholly owned Subsidiary of Sinclair Television Group, Inc.	100% of issued and outstanding stock

Sinclair Television of Buffalo, Inc.	Delaware	Wholly owned Subsidiary of Sinclair Television of Nevada, Inc.	100% of issued and outstanding stock

Sinclair Television of Charleston, Inc.	Delaware	Wholly owned Subsidiary of Sinclair Television of Nevada, Inc.	100% of issued and outstanding stock

Company	State of Organization	Ownership	Nature of Ownership
Sinclair Television of Dayton, Inc.	Delaware	Wholly owned Subsidiary of Sinclair Television of Nevada, Inc.	100% of issued and outstanding stock

Sinclair Television of Nashville, Inc.	Tennessee	Wholly owned Subsidiary of Sinclair Television of Nevada, Inc.	100% of issued and outstanding stock

Sinclair Television of Nevada, Inc.	Nevada	Wholly owned Subsidiary of Sinclair Television Company, Inc.	100% of issued and outstanding stock

Sinclair Television of Tennessee, Inc.	Delaware	Wholly owned Subsidiary of Sinclair Television of Nashville, Inc.	100% of issued and outstanding stock

Sinclair Television License Holder, Inc.	Nevada

85.2% - Sinclair Television of Nevada, Inc.

5.5% - Sinclair Television of Nashville, Inc.

1.8% - Sinclair Television of Buffalo, Inc.

1.8% - Sinclair Television of Dayton, Inc.

1.8% - Sinclair Television Company, Inc.

3.7% - Sinclair Television of Charleston, Inc.

85.2% of issued and outstanding stock

5.5% of issued and outstanding stock

1.8% of issued and outstanding stock

1.8% of issued and outstanding stock

1.8% of issued and outstanding stock

3.7% of issued and outstanding stock

WCGV, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

WCGV Licensee, LLC	Maryland	Wholly owned Subsidiary of WCGV, Inc.	100% of membership interest

WCHS Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Media III, Inc.	100% of membership interest

WCWB Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Media I, Inc.	100% of membership interest

WDKA Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Properties, LLC	100% of membership interest

Company	State of Organization	Ownership	Nature of Ownership
WDKY, Inc.	Delaware	45.92% owned by Sinclair Communications, LLC 54.08% owned by Sinclair Television of Nevada, Inc.	45.92% of issued and outstanding stock 54.08% of issued and outstanding stock

WDKY Licensee, LLC	Maryland	Wholly owned Subsidiary of WDKY, Inc.	100% of membership interest

WEAR Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Media II, Inc.	100% of membership interest

WEMT Licensee L.P. (f/k/a Max Television of Tri-Cities, L.P.)	Virginia	General Partner - Sinclair Properties II, LLC Limited Partner - Sinclair Communications, LLC	98% Sinclair Properties, II LLC 2% Sinclair Communications, LLC

WFGX Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Media II, LLC	100% of membership interest

WGGB, Inc. (f/k/a Sinclair Radio of Albuquerque, Inc.)	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

WGGB Licensee, LLC	Maryland	Wholly owned Subsidiary of WGGB, Inc.	100% of membership interest

WGME, Inc. (f/k/a WSYX, Inc.)	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

WGME Licensee, LLC	Maryland	Wholly owned Subsidiary of WGME, Inc.	100% of membership interest

WICD Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Acquisition IV, Inc.	100% of membership interest

WICS Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Acquisition IV, Inc.	100% of membership interest

WKEF Licensee L.P. (f/k/a Max Television of Dayton, L.P.	Virginia	General Partner - Sinclair Properties II, LLC Limited Partner - Sinclair Communications, LLC	98% Sinclair Properties II, LLC 2% Sinclair Communications, LLC

WLFL, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Company	State of Organization	Ownership	Nature of Ownership
WLFL Licensee, LLC	Maryland	Wholly owned Subsidiary of WLFL, Inc.	100% of membership interest

WLOS Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of membership interest

WMMP Licensee L.P.	Virginia	General Partner - Sinclair Properties, LLC Limited Partner - Sinclair Communications, LLC	98% - Sinclair Properties, LLC 2% - Sinclair Communications, LLC

WMSN Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television Company, Inc.	100% of membership interest

WNAB Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television of Nashville, Inc.	100% of membership interest

WNYO, Inc. (f/k/a Grant Television, Inc.)	Delaware	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

WNYS Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Properties, LLC	100% of membership interest

WPGH Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Media I, Inc.	100% of membership interest

WRDC, LLC	Nevada	Wholly owned Subsidiary of WLFL, Inc.	100% of membership interest

WRGT Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television of Dayton, Inc.	100% of issued and outstanding stock

WRLH Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television of Charleston, Inc.	100% of membership interest

WSMH, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

Company	State of Organization	Ownership	Nature of Ownership
WSMH Licensee, LLC	Maryland	Wholly owned Subsidiary of WSMH, Inc.	100% of membership interest

WSTR Licensee, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Media III, Inc.	100% of issued and outstanding stock

WSYT Licensee L.P.	Virginia	General Partner - Sinclair Properties, LLC Limited Partner - Sinclair Communications, LLC	98% - Sinclair Properties, LLC 2% - Sinclair Communications, LLC

WSYX Licensee, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Media II, Inc.	100%of issued and outstanding stock

WTAT Licensee, Inc,	Nevada	Wholly owned Subsidiary of Sinclair Television of Charleston, Inc.	100% of issued and outstanding stock

WTTO, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

WTTO Licensee, LLC	Maryland	Wholly owned Subsidiary of WTTO, Inc.	100% of membership interest

WTVZ, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

WTVZ Licensee, LLC	Maryland	Wholly owned Subsidiary of WTVZ, Inc.	100% of membership interest

WTWC, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

WTWC Licensee, LLC	Maryland	Wholly owned Subsidiary of WTWC, Inc.	100% of membership interest

WUHF Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television Company, Inc.	100% of membership interest

WUPN Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Television of Buffalo, Inc.	100% of membership interest

WUTV Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television of Buffalo, Inc.	100% of membership interest

Company	State of Organization	Ownership	Nature of Ownership
WUXP Licensee, LLC	Maryland	Wholly owned Subsidiary of Sinclair Television of Tennessee, Inc.	100% of membership interest

WVAH Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television of Nashville, Inc.	100% of issued and outstanding stock

WVTV Licensee, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Acquisition VII, Inc.	100% of issued and outstanding stock

WXLV Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television of Buffalo, Inc.	100% of membership interest

WYZZ, Inc.	Maryland	Wholly owned Subsidiary of Sinclair Communications, LLC	100% of issued and outstanding stock

WYZZ Licensee, Inc.	Delaware	Wholly owned Subsidiary of WYZZ, Inc.	100% of issued and outstanding stock

WZTV Licensee, LLC	Nevada	Wholly owned Subsidiary of Sinclair Television of Nashville, Inc.	100% of membership interest

Schedule 4.14(b)

Committed Investments Outstanding

Notes Receivable
G1440, Inc.	$1,911,585
($1,911,585 outstanding)
Acrodyne Communications, Inc.	$697,241
Acrodyne Communications, Inc.	$500,000
($310,949 drawn)
Acrodyne Communications, Inc.	$3,500,000
($2,600,000 drawn)

Purchase Options by Third parties
Lambert Purchase Option	$36,250,000
($35,750,000 paid)

Investments
Allegiance Capital, LP.	$14,580,000
($9,234,490 invested)
G1440, Inc.	$11,113,083
Sterling Venture partners, LP.	$5,000,000
($3,798,336 invested)
Acrodyne Recapitalization	$8,380,691
Jadoo Power Systems	$4,737,893
VisionAir	$3,469,579

Schedule 7.01(b)

Existing Indebtedness

1.                                       Lease Agreement, dated January 1, 1991, between Chesapeake Television, Inc. (as lessee) and Keyser Investment Group, Inc. (as lessor), for space located at 2000-2008 W. 41st Street, Baltimore, MD.

2.                                       Lease Agreement, dated April 2, 1987, as amended, between Chesapeake Television, Inc. (as lessee) and Cunningham Communications, Inc. (as lessor), for space located on the primary Baltimore broadcasting tower at 3900 Hooper Avenue, Baltimore, MD.

3.                                       Lease Agreement, dated March 16, 1988, between Chesapeake Television, Inc. (as lessee) and Cunningham Communications, Inc. (as lessor), for space located on the back-up Baltimore broadcasting tower at 1200 N. Rolling Road, Baltimore, MD.

4.                                       Lease Agreement, dated September 23, 1993, as amended, between WPGH, Inc. (as lessee) and Gerstell Development Limited Partnership (as lessor), for building space located at 750 Ivory Avenue, Pittsburgh, PA.

5.                                       Credit Agreement, dated as of May 12, 2005, between Sinclair Television Group, Inc. (as borrower), various subsidiaries of Sinclair Broadcast Group, Inc. party thereto (as guarantors), various lenders (as lenders) and JPMorgan Chase Bank (as agent).

6.                                       Lease Agreement, dated August 12, 1999, between KMWB, Inc. (as lessee) and Telefarm, Inc. (as lessor) for tower and land space located at 960 County Rd F W, Shoreview, Minnesota.

7.                                       Master Lease Agreement, dated December 1, 2000, between Sinclair Communications, Inc. (as lessee) and American Tower L.P. (as lessor) for tower space.

8.                                       Lease Agreement, dated December 18, 1998, between Sinclair Communications, Inc. (as lessee) and Beaver Dam Limited Liability Company (as lessor) for building space located at 10706 Beaver Dam Rd, Cockeysville, MD.

9.                                       Real Estate Lien Note, dated October 10, 1997, between Chesapeake Television, Inc. (as maker) and Joy B. Moul (as payee) for land space for a tower site located at 12480 Adkins-Elmendorf Rd, San Antonio, TX.

10.                                 $310.0 million 8.75% Indenture, dated as of December 10, 2001, as heretofore amended, among Sinclair Television Group, Inc. (as issuer), the Guarantors named therein (as guarantors) and Wachovia Bank, National Association (formerly First Union National Bank) (as trustee), of which $307.4 million is currently outstanding.

11.                                 Lease Agreement, dated, February 13, 2001, between WPTT, Inc. (as lessee) and Gerstell Development Limited Partnership (as lessor), for tower space located at 750 Ivory Avenue, Pittsburgh, PA.

12.                                 Letter of credit for the benefit of Liberty Property Ltd., dated October 12, 2000 supporting the building lease for WTTA in Tampa, Florida.

13.                                 $300.0 million 8.0% Indenture, dated as of March 14, 2002, as heretofore amended, among Sinclair Television Group, Inc. (as issuer), the Guarantors named therein (as guarantors) and Wachovia Bank, National Association (formerly First Union National Bank) (as trustee);  Add-on issuances of $125.0 million dated as of November 8, 2002, $125.0 million dated as of December 31, 2002 and $100.0 million dated as of May 29, 2003, of which $618.3 million is currently outstanding.

14.                                 Lease Agreement, dated December 2, 1999, between WLFL, Inc. (as lessee) and Capitol Broadcasting Company (as lessor), for tower space in Garner, NC.

15.                                 Lease Agreement, dated December 2, 1999, between WRDC, Inc. (as lessee) and Capitol Broadcasting Company (as lessor), for tower space near Garner, NC.

16.                                 Ground Lease Agreement, October 19, 1990, Auburn Tower Partnership, (comprised of Capital Broadcasting Company, Inc. and Durham Broadcasting, Inc.) Landlord, to Durham Life Broadcasting, Inc., Tenant.

17.                                 Tower Space Lease Agreement, August 1, 1990, Auburn Tower Partnership, Landlord, to Durham Life Broadcasting, Inc., Tenant.

18.                                 First Amendment to Tower Space Lease Agreement, January 15, 1991, Auburn Tower Partnership, Landlord, and Durham Life Broadcasting, Inc., Tenant.

19.                                 Second Amendment to Tower Space Lease, July 30, 1991, by and between Auburn Tower Partnership and FSF TV, Inc., (assignee of Broadcast Merger Corporation, which was the successor by merger of Durham Life Broadcasting, Inc.).

20.                                 Memorandum of Assignment of Both Ground and Tower Space Leases, July 30, 1991, Broadcast Merger Corporation to FSF TV, Inc., Wake County Register of Deeds, Book 4959, Page 0211.

21.                                 Assignment of Lease, March 31, 1995, FSF TV, Inc. to Raleigh (WRDC-TV), Inc., Wake County Register of Deeds, Book 6497, Page 0139

22.                                 Lease Agreement, dated October 30, 2001, between WTWC, Inc. (as lessee) and SpectraSite Broadcast Towers, Inc. (as lessor), for tower space located at coordinates Lat:30-40-51N and Long: 083-58-21W in Metcalf, GA.

23.                                 Lease Agreement, dated November 1, 2002 between WRLH, Inc. (as lessee) and Spectrasite Broadcast Towers, Inc. (as lessor) for tower and antenna space in Richmond, VA.

24.                                 Lease Agreement, dated August 30, 2004 between Sinclair Properties, LLC (as lessee) and Media General Operation, Inc. (as lessor) for tower and ground space in Charleston County, SC.

25.                                 Letter of credit for the benefit of RKM Media, Inc., dated July 15, 2005 in support of the purchase of the licensed assets for WNYS in Syracuse, New York.

26.                                 Letter of credit for the benefit of Clipper Mill Federal, LLC, dated June 5, 2006 in support of the building lease for G1440, LLC in Baltimore, Maryland.

27.                                 $172.5 million 6.0% Convertible Indenture, as amended, dated September 1997 among Sinclair Broadcast Group, Inc. (as issuer), the Guarantors named therein and Wachovia Bank, National Association (formerly First Union National Bank) as trustee.

28.                                 $150.0 million 4.875% Convertible Indenture, dated July 15, 2003 among Sinclair Broadcast Group, Inc. (as issuer), the Guarantors named therein and Wachovia Bank, National Association (formerly First Union National Bank) as trustee.

29.                                 $34.5 million Credit Agreement, dated March 20, 2002 between Cunningham Broadcasting Corporation. (as borrower), the Subsidiary Guarantors named therein (as guarantors) and JP Morgan Chase (as administrative agent).

Schedule 7.04

Approved Acquisitions

1.             Sinclair Acquisition XI, Inc., a subsidiary of Borrower intends to acquire television broadcast station WBSC-TV (formerly WFBC-TV), Anderson, South Carolina from a subsidiary of Cunningham pursuant to that certain Plan and Agreement of Merger dated November 15, 1999, as heretofore amended.  FCC approval is pending.

2.             Sinclair Television of Nashville, Inc., a subsidiary of Borrower has the option to acquire all of the license and non-license assets of television broadcast station WNAB-TV Channel 28, Nashville, Tennessee, pursuant to two (2) Option Agreements and two (2) Put Agreements each dated May 1, 2002.

3.             Sinclair Acquisition XIII, Inc., a subsidiary of Borrower intends to acquire television broadcast station WTTE-TV, Columbus, Ohio, from a subsidiary of Cunningham pursuant to that certain Plan and Agreement of Merger dated July 3, 2002.

4.             Sinclair Acquisition XIV, Inc., a subsidiary of Borrower intends to acquire television broadcast station WNUV-TV, Baltimore, Maryland, from a subsidiary of Cunningham pursuant to that certain Plan and Agreement of Merger dated July 3, 2002.

5.             Borrower, Sinclair Television of Dayton, Inc. and WRGT Licensee, LLC, each a subsidiary of Borrower, intend to acquire television broadcast station WRGT-TV, Dayton, Ohio, from subsidiary of Cunningham pursuant to that certain Asset Purchase Agreement dated July 3, 2002.

6.             Borrower, Sinclair Television of Charleston, Inc. and WTAT Licensee, LLC, each a subsidiary of Borrower, intend to acquire television broadcast station WTAT-TV, Charleston, South Carolina, from subsidiaries of Cunningham pursuant to that certain Asset Purchase Agreement dated July 3, 2002.

7.             Borrower, Sinclair Properties, LLC, a subsidiary of Borrower, intend to acquire television broadcast station WNYS-TV, Syracuse, New York, from RKM Media, Inc. pursuant to that certain Asset Purchase Agreement dated July 2005.

8.     Borrower, Sinclair Television of Nashville, Inc. and WVAH Licensee, LLC each a subsidiary of Borrower, intend to acquire television broadcast station WVAH-TV, Charleston, West Virginia, from subsidiaries of Cunningham pursuant to that certain Asset Purchase Agreement dated July 3, 2002.

9.             Borrower and Sinclair Properties, LLC, a subsidiary of Borrower, intend to acquire television broadcast station WDKA-TV, Paducah, Kentucky, from WDKA Acquisition Corp. pursuant to that certain Asset Purchase Agreement dated December 22, 2005.

Schedule 7.05

Approved Dispositions

WTTA-TV, Tampa, Florida (contract station)

Schedule 7.10

Restrictive Agreements

1.                                       Indenture Dated December 10, 2001, as heretofore amended, by and between Sinclair Television Group, Inc. (as issuer), certain of its subsidiaries and First Union National Bank (as trustee) relating to 8 ¾% Senior Subordinated Notes due 2011.

2.                                       Indenture Dated March 14, 2002, as heretofore amended, by and between Sinclair Television Group, Inc. (as issuer), certain of its subsidiaries and First Union National Bank (as trustee) relating to 8% Senior Subordinated Notes due 2012.